As filed with the Securities and Exchange Commission on May 11, 2017

Registration No. 333-216625

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dextera Surgical Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	94-3287832
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

900 Saginaw Drive
Redwood City, California 94063
(650) 364-9975

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Julian Nikolchev
Chief Executive Officer
Dextera Surgical Inc.
900 Saginaw Drive
Redwood City, California 94063
(650) 364-9975

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nancy H. Wojtas Brett D. White Cooley LLP 3175 Hanover Street Palo Alto, California 94111 (650) 843-5000	Michael F. Nertney Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Series B Convertible Preferred Stock, par value $0.001 per share	$8,000,000	$927.20
Warrants to purchase shares of Common Stock
Common Stock, par value $0.001 per share, issuable upon conversion of Series B Convertible Preferred Stock
Common Stock issuable upon exercise of Warrants	$13,200,000	$1,529.88
Total	$21,200,000	$2,457.08	(3)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Act”). Pursuant to Rule 416 under the Act, the securities registered also include such indeterminate amounts and numbers of shares of common stock issuable to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of all securities being registered.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 11, 2017

PROSPECTUS

Dextera Surgical Inc.

8,000 Shares of Series B Convertible Preferred Stock
(and 13,114,754 Shares of Common Stock Underlying the Series B Convertible Preferred Stock)
Warrants to Purchase up to 19,672,131 Shares of Common Stock
(and 19,672,131 Shares of Common Stock Issuable Upon Exercise of Warrants)

We are offering 8,000 shares of Series B convertible preferred stock, and 19,672,131 warrants each exercisable for one share of our common stock, which number of warrants equals 150% of the number of shares of our common stock issuable upon conversion of a share of Series B convertible preferred stock at the conversion price, at an exercise price per share equal to $    . This prospectus also covers up to 13,114,754 shares of common stock issuable upon conversion of the Series B convertible preferred stock and up to 19,672,131 shares of common stock issuable upon exercise of the warrants.

Each share of Series B convertible preferred stock will be sold with warrants to purchase up to 1,639 shares of common stock (referred to as “Series 1 warrants”) and warrants to purchase up to 820 shares of common stock (referred to as “Series 2 warrants”), and collectively will be sold for a purchase price equal to $1,000 per share of Series B convertible preferred stock purchased. The shares of Series B convertible preferred stock and related warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series B convertible preferred stock is convertible at any time at the option of the holder into shares of our common stock at an initial conversion price per share equal to $    . Subject to certain ownership limitations, the warrants are immediately exercisable and expire (a) with respect to Series 1 warrants, on the fifth anniversary of the date of issuance, and (b) with respect to the Series 2 warrants, on the first anniversary of the date of issuance.

For a more detailed description of the Series B convertible preferred stock, see the section entitled “Description of Capital Stock —  Series B Convertible Preferred Stock We Are Offering In This Offering” beginning on page 37. For a more detailed description of the warrants, see the section entitled “Description of Securities We Are Offering — Warrants We Are Offering In This Offering” beginning on page 40 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Capital Stock — Common Stock” beginning on page 36 of this prospectus. We refer to the Series B convertible preferred stock issued hereunder, the warrants to purchase common stock issued hereunder and the shares of common stock issuable upon conversion of the Series B convertible preferred stock and upon exercise of the warrants issued hereunder, collectively, as the securities.

All share numbers included in this prospectus are based upon an assumed conversion price of $0.61, the closing price of our common stock on May 9, 2017.

Our common stock is listed on the Nasdaq Capital Market under the symbol “DXTR.” We do not intend to list the Series B convertible preferred stock or warrants to be sold in this offering on any stock exchange.

Investing in our securities involves a high degree of risk. Please read the information contained under the heading “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share of Series B Convertible Preferred Stock and Accompanying Warrants	Total
Public offering price	$	$
Underwriting discount(1)
Proceeds, before expenses, to us

(1)	We refer you to “Underwriting” on page 49 for additional information regarding underwriting compensation.

The underwriters expect to deliver the securities to purchasers against payment on or about            , 2017.

Ladenburg Thalmann

Sole Book-Running Manager

Craig-Hallum Capital Group

Co-Manager

The date of this prospectus is         , 2017

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date regardless of the time of delivery of this prospectus or of any sale of Series B convertible preferred stock or warrants, or underlying shares of common stock.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any free writing prospectus applicable to that jurisdiction.

This prospectus contains market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and any related free writing prospectus. Accordingly, investors should not place undue reliance on this information.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information contained under the heading “Risk Factors” beginning on page 6 of this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Dextera Surgical Inc.

Company Overview

We are commercializing and developing the MicroCutter 5/80TM stapler based on our proprietary “staple-on-a-strip” technology intended for use by thoracic, pediatric, bariatric, colorectal and general surgeons. Our proprietary “staple-on-a-strip” technology enables us to develop products with innovative features such as consistent staple forms, significantly reduced tool shaft diameter and increased articulation. Together these advances in stapler design enable surgeons to perform procedures on a broader array of patients and to develop procedural methods previously unattainable with existing products in the market. The MicroCutter 5/80, which is currently commercially available, is a cartridge-based stapler device with a 5 millimeter shaft diameter, 80 degrees of articulation, and a 30 millimeter staple line cleared for specified indications for use in the United States, and in the European Union, or EU, for a broader range of specified indications of use. We estimate that the commercially available MicroCutter 5/80, along with our additional potential products, if developed, would be suited for use in approximately 1.4 million procedures annually in the United States, involving, we estimate, over four million staple cartridge deployments, three million of which we believe would be deployed in laparoscopic procedures.

We believe that our endoscopic MicroCutterTM design potentially addresses many of the limitations in currently available stapling products and provides surgeons with a smaller and more effective stapling and cutting device for more minimally invasive surgical procedures. Key features of our commercially available MicroCutter 5/80 and our planned MicroCutter products include:

•	Staple Design and Formation. Our MicroCutter products utilize our innovative three dimensional, or 3D, staple design, which we engineered in connection with our vascular anastomotic products, that in vascular applications allows single rows of staples to effectively prevent blood leakage at physiological blood pressures. These 3D staples allow for a large contact surface between staple and tissue, which is designed to improve sealing while reducing the likelihood of the staple cutting through tissue. These 3D staples are guided into their final shape by the anvil rather than forced to buckle as is the case with U-shaped wire staples, which reduces the forming forces and is designed to help to reduce the likelihood of malformed staples. The 3D design with a rectangular cross-section increases staple stiffness compared to round wire, resulting in a much stronger final form that is more resistant to opening or yielding.
•	Device Size. By changing the technology used to form the staple, we are able to design our MicroCutter products to have a smaller-sized end-effector and tool shaft. Depending upon the chosen staple line length and staple height, the MicroCutter’s outer diameter could be as small as five millimeters. Due to its smaller size, our MicroCutter should enable procedures requiring minimal access, such as robot-assisted surgery and the emerging area of single incision laparoscopic surgery.
•	“Staple-On-A-Strip” Technology. We have further advanced our 3D staple technology in connection with the MicroCutter product line by introducing an innovative design in which 3D staples are stamped from sheet metal and left connected to a metal band that is then loaded into the cartridge. This differs from conventional technology in which individual staples are typically loaded into cartridge bays.
•	Improved Staple Formation. We have designed our MicroCutter products to deploy staples with significantly lower deployment forces than conventional staplers. Reduced deployment forces potentially give the user more control during deployment. Additionally, our compact staple mechanism allows more design space to be dedicated to the anvil, which helps to ensure favorable tissue compression. These features combine to result in consistent staple formation.
•	Articulation, Rotation and Handling. End-effector size, articulation and rotation improve tissue access and ease of use, and we believe both are expected by surgeons in stapling devices. Our MicroCutter products articulate as much as 80 degrees, compared to the 45 degrees of maximum articulation achieved with the vast majority of currently marketed linear stapling technologies. In addition, all of our planned future MicroCutter products are planned to be designed to enable 360-degree rotation of the end-effector. Our MicroCutter 5/80 is a single-hand operated device: 360 degree rotation with up to 80 degree articulation accomplished with two articulation buttons integrated into a single knob at the end of the handle.

In October, 2015, we hired a new chief executive officer, and in November, 2015, we hired a new chief operating officer.

In January 2016, we have received FDA 510(k) clearance to use the MicroCutter 5/80 with a white reload, to deploy staples for use in thin tissue, and in July 2016, we received FDA 510(k) clearance to use the MicroCutter 5/80 with a blue reload, to deploy staples for use in medium thickness tissue, both for the transection and resection in open or minimally invasive urologic, thoracic, and pediatric surgical procedures, as well. These clearances complement the existing indications for use of the MicroCutter 5/80 as in surgical procedures in the small and large intestine and in the appendix. Following the 510(k) clearances, we conducted our evaluation of the MicroCutter 5/80, which deploys both blue and white cartridges, with selected centers of key opinion leaders in the U.S. and Europe through initial market preference testing to evaluate surgeons’ preferences and to validate the MicroCutter’s clinical benefits prior to broadening our commercial launch. We completed our market preference testing of the MicroCutter 5/80 within approximately 55 procedures and 200 staple cartridge deployments. In this market preference testing, the MicroCutter 5/80 demonstrated reliable and consistent hemostasis (stopping of the blood flow). Following our successful evaluation of the MicroCutter 5/80, we expanded our commercial launch to a select group of customers in the U.S. and Europe. We are conducting the MicroCutter-Assisted Thoracic Surgery Hemostasis, or MATCH, registry, a post-market surveillance registry, to evaluate the hemostasis and ease-of-use for the MicroCutter 5/80. This is a prospective, open-label, multi-center registry and we plan to enroll up to 120 patients requiring surgical stapling during a lobectomy (surgical removal of a lobe of an organ) or segmentectomy (surgical removal of a segment of a lung lobe) at leading centers in the U.S. and Europe.

We also intend to expand use of the MicroCutter 5/80 in the international market with selected regulatory filings. Our predecessor product to the MicroCutter 5/80, the MicroCutter XCHANGE 30, received a medical device license to market in Canada. We intend to wait until we file an amendment for the MicroCutter 5/80 with Health Canada for regulatory approval before we market the MicroCutter 5/80 in Canada. In addition, our exclusive distributor in Japan, Century Medical, Inc., or Century, received approvals for the MicroCutter XCHANGE 30 and reloads in Japan. Though approvals for marketing in Japan have been obtained, Century intends to wait until we release the MicroCutter 5/80 to Century before marketing the MicroCutter 5/80 products. Century will need to file additional regulatory approvals with the Ministry of Health to market the MicroCutter 5/80 in Japan.

Historically, we generated product revenues primarily from the sale of automated anastomotic systems, which are used by cardiac surgeons to perform coronary bypass surgery; however, we started generating revenues from the sales of our MicroCutter products since their introduction in Europe in December 2012 and in the United States in March 2014, and through March 31, 2017, we have generated $2.5 million of net product revenues from the commercial sales of the MicroCutter products. We are in discussions with one of our distributors to sell to the distributor the assets associated with the PAS-Port and C-Port anastomosis devices of our cardiac surgery product line. The potential sale is subject to completion of due diligence by the purchaser and is dependent on the purchaser securing financing to complete the transaction.

On August 16, 2010, we entered into a license agreement with Intuitive Surgical Operations, Inc., or Intuitive Surgical, pursuant to which we granted to Intuitive Surgical a worldwide, sublicenseable, exclusive license to use our intellectual property in the robotics field in diagnostic or therapeutic medical procedures, excluding vascular anastomosis applications, On December 31, 2015, we and Intuitive Surgical amended the license agreement to include, among other things, an agreement providing for a feasibility evaluation and potential development of a surgical stapling cartridge for use with Intuitive Surgical’s da Vinci Surgical Systems. The six-month feasibility evaluation of our MicroCutterTM technology was completed successfully and Intuitive Surgical exercised its option to initiate a joint development program for an 8-millimeters-in-diameter surgical stapling cartridge for use with the da Vinci Surgical System, and we and Intuitive Surgical entered into a joint development program in which Intuitive Surgical will be responsible for the development work on the stapler and we will be responsible for the development work on the stapler cartridge. Pursuant to the agreement, we will receive further funding for development of the cartridge and tooling as well as a unit-based royalty on commercial sales, if any.

We have launched the MicroCutter 5/80 to a limited number of targeted clinical sites in the United States through a direct sales force. We will base a broader launch of the MicroCutter 5/80 on our experience from this limited product introduction. Over subsequent quarters, our plan is to hire sales representatives. We are targeting our sales and marketing efforts in Europe on selected thoracic and general surgery surgeons and hospitals directly through distributors. For the nine months ended March 31, 2017, we generated net revenue of $2.4 million, including $1.2 million from the sale of automated anastomotic systems, $0.9 million from commercial sales of the MicroCutter products, $0.2 million from license and development revenue and $54,000 of royalty revenue.

Recent Developments

We have engaged JMP Securities LLC to explore a full range of strategic alternatives including a possible sale of the company.

We are in discussions with one of our distributors to sell to the distributor the assets associated with the PAS-Port and C-Port anastomosis devices of our cardiac surgery product line. The potential sale is subject to completion of due diligence by the purchaser and is dependent on the purchaser securing financing to complete the transaction.

In October 2016, we entered into a marketing and distribution agreement with B. Braun Surgical S.A. for B. Braun Surgical S.A. to sell our MicroCutter 5/80 surgical stapler in Spain. In March 2017, we and B. Braun Surgical S.A., the distribution arm of the B. Braun Aesculap Group headquartered in Tuttlingen Germany, completed an extensive training symposium for 48 Spanish surgeons in Tuttlingen led by key current U.S. and European surgeons who are users of the MicroCutter 5/80. If the B. Braun effort to market the MicroCutter in Spain is successful, we anticipate that B. Braun will want to distribute the MicroCutter in a number of other countries where they have extensive sales and marketing capabilities. In addition, we are currently in discussions with B. Braun to extend our business relationship on a more strategic level to include potential distribution rights and development contracts and a potential convertible debt and/or equity investment in Dextera Surgical.

The Board of Directors of Dextera Surgical has determined that as a result of this offering, Dextera Surgical will need to increase the number of shares available under its equity incentive plans to provide the incentives necessary to continue to attract and retain management and key employees, as well as to meet its obligation to grant additional stock options to Mr. Nikolchev, our chief executive officer, as required by his employment agreement with us, to keep his percentage beneficial ownership in Dextera Surgical at the same level in the event of equity financings, up through $30 million of equity financings. The amount of such increase has not been determined, but could equal up to 20% or more of our total number of shares outstanding or issuable after this offering, including shares issuable upon the exercise of options and warrants. The final determination of the amount of such increase will be made by the Board of Directors and will be subject to stockholder approval to the extent required by applicable laws or regulations. The Board of Directors intends to call a special meeting after this offering for this purpose.

Corporate Information

We were incorporated in October 1997 as Vascular Innovations, Inc. and changed our name to Cardica, Inc. in November 2001, and changed our name to Dextera Surgical Inc. in June 2016. Our principal executive offices are located at 900 Saginaw Drive, Redwood City, California 94603, and our telephone number is (650) 364-9975. We are located on the world wide web at www.dexterasurgical.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

The Offering

Series B convertible preferred stock
We are offering 8,000 shares of Series B convertible preferred stock. Each share will be accompanied by (a) Series 1 warrants to purchase a number of shares of common stock equal to 100% of the shares of common stock initially issuable upon conversion of the Series B convertible preferred stock, as described below, and (b) Series 2 warrants to purchase a number of shares of common stock equal to 50% of the shares of common stock initially issuable upon conversion of the Series B convertible preferred stock, as described below. This prospectus also relates to the offering of the shares of common stock issuable upon conversion of the Series B convertible preferred stock.
Series 1 warrants
We are offering Series 1 warrants to purchase up to 13,114,754 shares of common stock. Each Series 1 warrant will have an initial exercise price of $ per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, will be exercisable upon issuance and will expire on the fifth anniversary of the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series 1 warrants.
Series 2 warrants
We are offering Series 2 warrants to purchase up to 6,557,377 shares of common stock. Each Series 2 warrant will have an initial exercise price of $ per share, subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, will be exercisable upon issuance and will expire on the first anniversary of the date of issuance. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Series 2 warrants.
Series 1 warrants and the Series 2 warrants are collectively referred to as the “warrants.” The form of warrant is filed as an exhibit to the registration statement of which this prospectus is a part.
Common stock to be outstanding immediately after this offering
8,927,830 shares
Series B convertible preferred stock to be outstanding immediately after this offering
8,000 shares
Series A convertible preferred stock to be outstanding immediately after this offering
191,474 (convertible into 1,914,740 shares of common stock)
Use of Proceeds
We currently intend to use the net proceeds from this offering for general corporate purposes, including the costs of development and sales and marketing activities for the MicroCutter 5/80, research and development activities, and general and administrative and manufacturing expenses. See “Use of Proceeds” on page 32 of this prospectus.
NASDAQ Capital Market symbol
DXTR.

No listing of Series B convertible preferred stock
We do not intend to apply for listing of the Series B convertible preferred stock on any securities exchange or trading system.
No listing of warrants
We do not intend to apply for listing of the warrants on any securities exchange or trading system.
Risk Factors
Investing in our common stock involves a high degree of risk. Please read the information contained under the heading “Risk Factors” beginning on page 6 of this prospectus, together with the other information included in this prospectus, before deciding whether to invest in our common stock.

No shares of Series B convertible preferred stock are outstanding prior to this offering. The number of shares of our common stock to be outstanding immediately after this offering as shown above is based on 8,927,830 shares outstanding as of March 31, 2017, and excludes as of that date:

•	1,914,740 shares of our common stock issuable upon the conversion of 191,474 shares of Series A convertible preferred stock outstanding as of March 31, 2017;
•	1,560,997 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2017, having a weighted-average exercise price of $3.70 per share;
•	174,270 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of March 31, 2017;
•	an aggregate of 343,378 shares of common stock reserved for future issuance as of March 31, 2017, under our equity incentive plans; and
•	shares of common stock pursuant to options we are obligated to grant to Mr. Nikolchev, our chief executive officer, under his employment agreement with us, to keep his percentage beneficial ownership in Dextera Surgical at the same level in the event of equity financings, up through $30 million of equity financings.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider the following risks, as well as general economic and business risks and all of the other information contained in this prospectus. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto incorporated by reference in this prospectus.

Risks Related to Our Finances and Capital Requirements

We require substantial additional capital and may be unable to raise capital, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts and could cause us to cease operations. We cannot be certain that funds will be available and, if they are not available, we may not be able to continue as a going concern which may result in actions that could adversely impact our stockholders.

Our development efforts have consumed substantial capital to date. As of March 31, 2017, we had approximately $2.5 million of cash, cash equivalents and short-term investments, and $4.0 million of debt principal outstanding. We believe that our existing cash, cash equivalents and short-term investments will be sufficient to meet our anticipated cash needs to enable us to conduct our business substantially as currently conducted for at least the next three months, subject to the ultimate resolution of the following uncertainty.

On September 2, 2011, in connection with signing a distribution agreement with Century, we entered into a secured note purchase agreement pursuant to which Century loaned us an aggregate of $4.0 million, with the principal originally due on September 30, 2016, subject to certain conditions. Effective on July 1, 2014, the principal due date was extended to September 30, 2018.

In August 2016, Century asserted that we had an obligation to repay Century’s loan in the amount of $4.0 million within ten days of receiving net proceeds from a financing of over $44.0 million in April 2014, notwithstanding that we entered into an agreement with Century in July 2014 to extend the due date to September 30, 2018. Century further has asserted that we owe Century penalty interest at the incremental rate of 7% per annum, but has offered to waive it if we immediately repay the loan. Such interest would amount to $0.8 million as of March 31, 2017.

We do not agree with Century’s assertions as we believe that we notified Century of the financing that occurred in April 2014 and the extension of the due date of the note agreement effectively waived the prepayment provisions of the loan. Since August 2016, both we and Century have maintained our respective positions on this matter and neither has initiated arbitration proceedings that are provided for under the agreement. We do not believe it is probable that Century would prevail in a legal resolution of this matter. Accordingly, we have not changed the classification of the note as a noncurrent liability as of March 31, 2017. Penalty interest has not been reflected in the financial statements as its payment is not considered probable. Additionally, we have not accelerated amortization of the remaining note discount ($0.8 million at March 31, 2017). If we are required to repay our $4.0 million loan from Century along with the related penalty interest prior to September 30, 2018, we will not have cash, cash equivalents and short-term investments sufficient to meet our cash needs, which would severely impair our ability to continue our business unless we are able to raise other funds to repay this debt.

We may be able to extend these time periods to the extent that we raise additional capital. We have based our estimate as to the sufficiency of our cash resources on assumptions that may prove to be wrong.

Because we do not anticipate that we will generate sufficient product sales to achieve profitability for the next several years, if at all, we will need to raise substantial additional capital to finance our operations in the future. To raise capital, we may seek to sell additional equity or debt securities, obtain a credit facility or enter into product development, license or distribution agreements with third parties or divest one or more of our commercialized products or products in development. However, we cannot be certain that additional funding of any kind will be available on acceptable terms, or at all. If additional funds are raised through the issuance of debt securities, these securities could have rights senior to those associated with our Series B convertible preferred stock and common stock and could contain covenants that would restrict our operations. Any product development, licensing, distribution or sale agreements that we enter into may require us to relinquish valuable rights, including with respect to commercialized products or products in development that we would otherwise seek to commercialize or develop ourselves. We may not be able to obtain sufficient additional funding or enter into a strategic transaction in a timely manner. Our need to raise capital may require us to accept terms that may harm our business or be disadvantageous to our current stockholders. If adequate funds are not available or revenue from product sales do not increase, we would be required to further reduce our workforce or delay, reduce the scope of or eliminate our commercialization efforts with respect to one or more of our products or one or more of our research and development programs. Failure to raise additional capital may result in our ceasing to be publicly traded or ceasing operations.

We have a history of net losses, which we expect to continue for the foreseeable future, and we are unable to predict the extent of future losses or when we will become profitable, if at all.

We have incurred annual net losses since our inception in October 1997. As of March 31, 2017, our accumulated deficit was approximately $217.8 million. We expect to incur substantial additional losses until we can achieve significant commercial sales of our products, which depend upon a number of factors, including increased commercial sales of our C-Port and PAS-Port systems, as well as increased sales of our commercially launched MicroCutter products in Europe and in the United States.

Our ability to become and remain profitable depends upon our ability to generate significantly higher product sales. Our ability to generate significant and sustained revenue depends upon a number of factors, including:

•	achievement of broad acceptance for the MicroCutter 5/80 in Europe and in the United States, as well as any future products that we may commercialize;
•	achievement of international and U.S. regulatory clearance or approval for additional products; and
•	successful sales, manufacturing, marketing and distribution of our products.

Historically, we have generated revenues primarily from the sale of automated anastomotic systems; however, we started generating revenues from the commercial sales of the MicroCutter XCHANGE 30 in Europe in December 2012, and in the United States in March 2014, and through March 31, 2017, we have generated $2.5 million of net product revenues from the commercial sales of MicroCutter products. Sales of our products, license and development and royalty activities generated revenues of only $2.4 million and $3.3 million for the nine month periods ended March 31, 2017 and 2016, respectively. Sales of our products, license and development and royalty activities generated revenues of $4.1 million, $3.0 million and $3.6 million for fiscal years 2016, 2015 and 2014, respectively. We will continue to sell our automated anastomotic systems internationally through distributors and through independent sales representatives in the United States. As such, we do not anticipate that we will generate significantly higher products sales in the next few quarters.

Our cost of product sales were 132% and 150% of our net product sales for the nine-month periods ended March 31, 2017 and 2016, respectively, and 154%, 145% and 136% of our net product sales for fiscal years 2016, 2015 and 2014, respectively. We expect higher cost of product sales relative to revenue from product sales for the foreseeable future due to costs associated with commercializing our MicroCutter 5/80. If, over the long term, we are unable to reduce our cost of producing goods and expenses relative to our net revenue, we will not achieve profitability even if we are able to generate significant product sales. Our failure to achieve and sustain profitability would negatively impact the market price of our common stock.

Our independent registered public accounting firm has indicated that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the fiscal year ended June 30, 2016, were prepared on a basis that our business would continue as a going concern in accordance with United States generally accepted accounting principles. This basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our independent registered public accounting firm has indicated in their audit report on our fiscal 2016 financial statements that our recurring losses from operations raise substantial doubt about our ability to continue as a going concern. We will be forced to delay or reduce the scope of our MicroCutter development program and/or limit or cease our operations if we are unable to raise substantial additional funding to meet our working capital needs. However, we cannot guarantee that we will be able to obtain sufficient additional funding or that such funding, if available, will be obtainable on terms satisfactory to us. In the event that these plans cannot be effectively realized, there can be no assurance that we will be able to continue as a going concern.

Existing lenders may have rights to our assets that are senior to our stockholders.

An existing debt arrangement with our current distributor and lender Century under which, as of March 31, 2017, $4.0 million of principal is outstanding, as well as potential future arrangements with other lenders, allow or may allow these lenders to have priority over our stockholders to our assets, including our intellectual property, should we be in default of our obligations to the lenders. The proceeds of any sale or liquidation of our assets under these circumstances would be applied first to any of our debt obligations.

Our quarterly operating results and stock price may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. The revenue we generate, if any, and our operating results will be affected by numerous factors, many of which are beyond our control, including:

•	the trading volume of our stock;
•	the extent to which we are able to raise additional capital in any equity, debt or licensing transaction;
•	market acceptance of our MicroCutter 5/80 in Europe and the United States once we improve the supply chain to enable the broader commercial launch;
•	the extent of our ongoing enhancements of the MicroCutter 5/80, including alterations and post-commercialization improvements based on early adopter experience with this newly commercial product;
•	the extent of our ongoing research and development programs and related costs, including costs related to the development of additional products and features in our planned MicroCutter product line;
•	our ability to enter into additional license, development and/or collaboration agreements with respect to our technology, and the terms thereof;
•	market acceptance and adoption of future products that we may commercialize;
•	our level of revenues;
•	costs associated with our sales and marketing initiatives and manufacturing activities;
•	costs and timing of obtaining and maintaining FDA and other regulatory clearances and approvals for our products and potential additional products;
•	securing, maintaining and enforcing intellectual property rights and the costs thereof;
•	the effects of competing technological and market developments; and
•	the timing of repayment of the principal of our $4.0 million loan to Century, and whether we are required to pay the penalty interest (which would amount to $0.8 million as of March 31, 2017).

Quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially.

Risks Related to Our Business

The current unit costs for our products are very high, and if we are not able to bring them down we will suffer from price competition and may not become profitable.

The current unit costs for our products, based on limited manufacturing volumes, are very high and for the MicroCutter 5/80 are in excess of revenues per unit. Our cost of product sales were 132% and 150% of our net product sales for the nine month periods ended March 31, 2017 and 2016, respectively, and 154%, 145% and 136% of our net product sales for fiscal years 2016, 2015 and 2014, respectively. It will be necessary to achieve economies of scale to become profitable. Certain of our manufacturing processes are labor intensive, and achieving significant cost reductions will depend in part upon reducing the time required to complete these processes. We cannot assure you that we will be able to achieve cost reductions in the manufacture of our products and, without these cost reductions, our business may never achieve profitability.

We have considered, and will continue to consider as appropriate, manufacturing in-house certain components currently provided by third parties, as well as implementing new production processes. Manufacturing yields or costs may be adversely affected by the transition to in-house production or to new production processes, when and if these efforts are undertaken, which would materially and adversely affect our business, financial condition and results of operations.

We are dependent upon the commercial success of our MicroCutter 5/80 in Europe and in the United States which, if not successful, could prevent us from successfully commercializing our other potential future products.

We have expended significant time, money and effort in the development of our MicroCutter product line and, in particular, our MicroCutter 5/80. If we are not successful in improving the performance of the MicroCutter 5/80 and achieving market adoption of the MicroCutter 5/80 in Europe and the United States, we may never generate substantial revenue from this product line, and our business, financial condition and results of operations would be materially and adversely affected, and we may be forced to cease operations. We anticipate that our ability to increase our revenue significantly will depend on the continued adoption of the MicroCutter 5/80 in Europe, and adoption of the MicroCutter 5/80 in the United States, and our ability to expand our MicroCutter product line.

A number of factors will influence our ability to gain clinical adoption of the MicroCutter 5/80 and any future MicroCutter products:

•	in many surgical specialties, the use of laparoscopic and open surgical stapling devices is routine in clinical practice and an accepted standard of care. Two large companies, Johnson & Johnson and Covidien, now part of Medtronic, dominate the market for surgical stapling devices. For our products to be clinically adopted, they must show benefits that are significant enough for surgeons to communicate their preference and to overcome any constraints on their hospitals’ ability to purchase competing products, such as purchasing contracts, to buy one of our stapling products to replace a competing device;
•	our MicroCutter products must demonstrate the degree of reliability that surgeons have experienced with products that they have been using for years;
•	market acceptance of our products also depends on our ability to demonstrate consistent quality and safety of our products;
•	if physicians are not able to use our MicroCutter products properly, or use them on tissue thicknesses for which they are not designed, adoption of our MicroCutter products may be negatively impacted;
•	any recalls may impact physicians’ and hospitals’ perception of our products;
•	we will need to demonstrate the cost-effectiveness of our products, including against branded, patent protected products, as well as any generic stapling products similar to currently commercially available products following expiration of patents on our competitors’ products;
•	our ability to reduce our costs of manufacturing the MicroCutter 5/80;
•	our ability to increase our sales force; and
•	our ability to address the need for improvements in response to feedback from physicians, if any.

We cannot predict when, if ever, we will generate significant commercial revenue from the sale of the MicroCutter 5/80 or any other potential future products or anticipated features in our MicroCutter product line. If we fail to achieve significant growth in market adoption of the MicroCutter 5/80, our ability to develop our other planned MicroCutter products, if at all, will be delayed, which would further harm our business.

We are dependent upon the success of our C-Port and PAS-Port systems to generate revenue in the near term, and sales of our C-Port and PAS-Port systems have not met the levels that we had anticipated and if we are unable to increase sales of our C-Port and PAS-Port systems, our business will be harmed.

We have expended significant time, money and effort in the development of our current commercial products used by cardiac surgeons to perform coronary bypass surgery, the C-Port and the PAS-Port systems. We commenced sales of our C-Port xA system in December 2006 (after introduction of our original C-Port system in January 2006) and our C-Port Flex A in April 2007. We commenced U.S. sales of our PAS-Port system in September 2008. To date, our anastomosis products have not gained, and we cannot assure you that our anastomosis products or any other products that we may develop will gain, any significant degree of market acceptance among physicians or patients. We believe that recommendations by physicians will be essential for market acceptance of our products; however, we cannot assure you that significant recommendations will be obtained. Physicians will not recommend our products unless they conclude, based on clinical data and other factors, that the products represent a safe and acceptable alternative to other available options. In particular, physicians may elect not to recommend using our anastomosis products in surgical procedures until such time, if ever, as we successfully demonstrate with long-term data that our products result in patency rates comparable to or better than those achieved with hand-sewn anastomoses, and we resolve any technical limitations that may arise. Further, if physicians have negative experiences with our anastomosis products in surgical procedures, whether due to the fault of our anastomosis products or the physician, the adoption of these products could be negatively impacted.

To date we have generated revenues almost exclusively from the sale of automated anastomotic systems, and have generated minimal revenues from the commercial sales of the MicroCutter products since its December 2012 introduction in Europe and March 2014 introduction in the United States, and do not expect to generate substantial revenue in the near term. Consequently, if we are not successful in increasing commercial adoption of our C-Port and PAS-Port systems, we may never generate substantial revenue, our business, financial condition and results of operations would be materially and adversely affected, and we may be forced to cease operations.

The limitations on the indications for use for the MicroCutter 5/80 will limit our promotional activities, which could inhibit our success in commercializing the MicroCutter 5/80 and could expose us to potential off-label risks or adverse events, including fines, penalties, injunctions or product liability claims if our products are used off-label or we are determined to be promoting the use of our products for unapproved or “off-label” uses.

Our promotional materials and training methods must comply with FDA and other applicable laws and regulations, including the prohibition of the promotion of the off-label use of our products. Healthcare providers may use our products off-label, as the FDA and foreign regulatory authorities do not restrict or regulate a physician’s choice of treatment within the practice of medicine. However, if the FDA or foreign regulatory authority determines that our promotional materials or training constitutes promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance of an untitled letter, a warning letter, injunction, seizure, civil fine and criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our promotional or training materials to constitute promotion of an unapproved use, which could result in significant fines or penalties. Although our policy is to refrain from statements that could be considered off-label promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion. In addition, the off-label use of our products may increase the risk of product liability claims. Product liability claims are expensive to defend and could result in substantial damage awards against us and harm our reputation.

We have limited clinical data regarding the safety and efficacy of the MicroCutter 5/80. Any data that is generated in the future may not be positive or consistent with our existing data, which would affect market acceptance and the rate at which the MicroCutter 5/80, and any future MicroCutter products, are adopted.

The success of our MicroCutter products depends on their acceptance by the surgical community as safe and effective. Even if the data collected from future clinical studies or clinical experience indicates positive results, each surgeon’s actual experience with our devices outside the clinical study setting may vary. Clinical studies conducted with our initial MicroCutter products may involve procedures performed by thoracic, bariatric, colorectal and general surgeons who are technically proficient, high-volume surgeons. Consequently, both short- and long-term results reported in these studies may be significantly more favorable than typical results of practicing surgeons, which could negatively impact rates of adoption of the MicroCutter. In addition, any adverse experiences of surgeons using the MicroCutter products, or adverse outcomes to patients, may deter surgeons from using our products and negatively impact product adoption.

If the FDA determines that our C-Port systems or PAS-Port systems do not perform as anticipated, or if the FDA identifies new concerns related to the safety and effectiveness of these products, we may be required to withdraw these products, which could harm our business.

As a condition of its U.S market clearance, the C-Port system is subject to a mandatory Post Market Surveillance order under Section 522 of the Federal Food Drug and Cosmetic Act (which we refer to as the 522 order) to demonstrate graft patency outcomes and technical failure rate in a clinical study. Should the FDA decide that the C-Port system does not perform as anticipated, or if the FDA identifies new concerns related to the safety and effectiveness of the product, or if the FDA determines that the requirements of the 522 order are otherwise unmet, we may be required to withdraw the C-Port system from the market and may be subject to other enforcement action, which could harm our business.

Our C-Port and PAS-Port systems were designed for use with venous grafts. In addition, we have studied the use of the C-Port systems with venous grafts and arterial grafts. Using the C-Port systems with arterial grafts may not yield patency rates or material adverse cardiac event rates comparable to those found in our clinical trials using venous grafts, which could negatively affect market acceptance of our C-Port systems. In addition, the clips and staples deployed by our products are made of 316L medical-grade stainless steel, to which some patients are allergic. These allergies, especially if not previously diagnosed or unknown, may result in adverse reactions that negatively affect the patency of the anastomoses or the healing of the implants and may therefore adversely affect outcomes, particularly when compared to anastomoses performed with other materials, such as sutures. Additionally, in the event a surgeon, during the course of surgery, determines that it is necessary to convert to a hand-sewn anastomosis and to remove an anastomosis created by one of our products, the removal of the implants may result in more damage to the target vessel (such as the aorta or coronary artery) than would typically be encountered during removal of a hand-sewn anastomosis. Moreover, the removal may damage the target vessel to an extent that could further complicate construction of a replacement hand-sewn or automated anastomosis, which could be detrimental to patient outcome. These or other issues, if experienced, could limit physician adoption of our products.

Even if the data collected from future clinical studies or clinical experience indicates positive results, each physician’s actual experience with our devices outside the clinical study setting may vary. Clinical studies conducted with the C-Port and PAS-Port systems have involved procedures performed by physicians who are technically proficient, high-volume users of the C-Port and PAS-Port systems. Consequently, both short- and long-term results reported in these studies may be significantly more favorable than typical results of practicing physicians, which could negatively impact rates of adoption of the C-Port and PAS-Port systems.

If we are unable to establish sales and marketing capabilities or enter into and maintain arrangements with third parties to market and sell our products, our business may be harmed.

We have limited experience as a company in the sale, marketing and distribution of our products. To commercialize the MicroCutter 5/80 in the United States, we have completed our market preference testing of the MicroCutter 5/80 and will need to build a sales force. Century is responsible for marketing and commercialization of cardiac and MicroCutter products in Japan. To promote our current and future products in the United States, Canada and Europe, we must develop sales, marketing and distribution capabilities or make arrangements with third parties to perform these services. Competition for qualified sales personnel is intense. Developing a sales force is expensive and time consuming and could delay any product launch. We may be unable to establish and manage an effective sales force in a timely or cost-effective manner, if at all, and any sales force we do establish may not be capable of generating sufficient demand for our products. We have entered into arrangements with third parties to perform sales and marketing services, which may result in lower product sales than if we directly marketed and sold our products. We expect to rely on third-party distributors or independent sales representatives for substantially all of our sales. If we are unable to establish adequate sales and marketing capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable.

Our products require training to use, and if physicians are not willing to undergo that training, or if they undergo the training but do not use our products properly, or for other reasons, our products may not gain any significant degree of market acceptance and a lack of market acceptance would have a material adverse effect on our business.

Widespread use of our products will require the training of numerous physicians, and the time required to complete training could result in a delay or dampening of market acceptance. Even if the safety and efficacy of our products is established, physicians may use our products improperly due to unfamiliarity with the products, or may use the MicroCutter 5/80 on tissues with thicknesses greater than the specifications for the MicroCutter 5/80. If this were to happen, the MicroCutter 5/80 may not function as desired for the physicians and could be reported as a problem with the MicroCutter 5/80 rather than the physicians using it improperly, which could damage the reputation of the MicroCutter 5/80 and cause other physicians to consider the MicroCutter 5/80 to be not a safe product. Further, physicians may elect not to use our products for a number of other reasons beyond our control, including inadequate or no reimbursement from health care payors, physicians’ reluctance to use products that have not been proven through time in the market, the introduction of competing devices by our competitors and pricing for our products. Failure of our products to achieve any significant market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in our efforts to improve and expand our product portfolio, and our failure to do so could cause our business and prospects to suffer.

We have suspended development of other potential products in our planned MicroCutter product line until the development and commercialization of the MicroCutter 5/80 have been completed. We completed our evaluation of the MicroCutter 5/80, which deploys both blue and white cartridges, with selected centers of key opinion leaders in the U.S. and Europe through initial market preference testing to validate the clinical benefits prior to broadening our commercial launch. Following our successful evaluation of the MicroCutter 5/80, we expanded our commercial launch to a select group of customers in the U.S. and Europe. Significant additional research and development and financial resources will be required to continue the development of the other products in our planned product line into commercially viable products and to obtain necessary regulatory clearances to commercialize the devices. We cannot assure you that our development efforts will be successful or that they will be completed within our publicly stated anticipated timelines, and we may never be successful in developing a viable product for the markets intended to be addressed by our other potential MicroCutter products. Further, even if we do successfully develop any of these MicroCutter products, we may not be successful in commercializing them for any number of reasons, including failure or delays in obtaining regulatory clearances, or if surgeons do not perceive the benefits of these products to be significantly greater than current established products. We may also face additional competition from branded, patent-protected products, as well as generic stapling products similar to currently commercially available products following expiration of patents on our competitors’ products, which could create greater price competition and decrease the revenue potential of our MicroCutter products. Our failure to successfully develop our other MicroCutter products and the failure of our MicroCutter 5/80 would have a material adverse effect on our business, growth prospects and ability to raise additional capital.

Healthcare reform measures could hinder or prevent the commercial success of our products.

The pricing and reimbursement environment may change in the future and become more challenging as a result of any of one several possible regulatory developments, including policies advanced by the United States government, new healthcare legislation, repeal or reform of the Affordable Care Act or fiscal challenges faced by government health administration authorities. The U.S. government has shown significant interest in pursuing healthcare “reform” and reducing healthcare costs. For example, aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, were implemented starting in 2013. Any government-adopted reform measures that decrease the amount of reimbursement available from governmental and other third-party payers, and could potentially adversely affect our business.

Our PAS-Port and C-Port systems, our MicroCutter 5/80, and future products may face future development and regulatory difficulties and limitations on use.

Even though the current generations of the C-Port and PAS-Port systems and MicroCutter 5/80 have received U.S. regulatory clearance, the FDA may still impose significant restrictions on the indicated uses or marketing of these products or ongoing requirements for potentially costly post-clearance studies. The FDA permits commercial distribution of most new medical devices only after the device has received 510(k) clearance or is the subject of an approved PMA. Any of our future products, including planned products in our MicroCutter product line and any future generations of the C-Port and PAS-Port systems, may not obtain regulatory clearances required for marketing or may face these types of restrictions or requirements, particularly as the FDA is considering revising its 510(k) clearance system to, in certain cases, require human clinical data and to prohibit the combination of multiple predicate devices as the basis for a 510(k).

The process of obtaining regulatory clearances or approvals to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such clearances or approvals will be granted on a timely basis, if at all. We rely substantially on the premarket notification process for FDA clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act. This provision allows many medical devices to avoid human clinical trials if the product is “substantially equivalent” to another device already on the market. Premarket notification requires a new device to be compared for safety, effectiveness and technological characteristics to another device (or multiple devices) already on the market. A successful 510(k) submission results in FDA clearance for commercialization. If we can no longer use the 510(k) pathway in the future, we may be required to perform clinical trials for our new products to obtain clearance or approval for commercialization. If so, our development costs will increase substantially, and the likelihood of approval for some of our products may be reduced. The PMA approval process is more costly, lengthy and uncertain than the 510(k) clearance process and requires the development and submission of clinical studies supporting the safety and effectiveness of the device. Product modifications may also require the submission of a new 510(k) clearance or the approval of a PMA before the modified product can be marketed. Any products or product enhancements that we develop that require regulatory clearance or approval may not be cleared or approved on the timelines that we currently anticipate, if approved at all. Any new products or any product enhancements that we develop may not be subject to the shorter 510(k) clearance process, but may instead be subject to the more lengthy PMA requirements. Additionally, even if 510(k) or other regulatory clearance is granted for any potential product, the approved indications for use may be limited, and the FDA may require additional animal or human clinical data prior to any potential approval of additional indications.

The European Union, or EU, requires that manufacturers of medical products obtain the right to affix the CE Mark to their products before selling them in member countries of the EU. We have received CE Mark certification for the MicroCutter XCHANGE 30, which we have also applied to the MicroCutter 5/80. To maintain authorization to apply the CE Mark to future devices within the MicroCutter product line, we are subject to annual surveillance audits and periodic re-certification audits. If we modify the intended use of new products (relative to predicate products) or change the indication for use or develop new products in the future, we may need to apply for permission to affix the CE Mark to such products. We do not know whether we will be able to obtain permission to affix the CE Mark to new or modified products or whether we will continue to meet the quality and safety standards required to maintain the authorization that we have received. If we are unable to maintain authorization to affix the CE Mark to MicroCutter products, we will not be able to sell these products in member countries of the EU, which would have a material adverse effect on our results of operations.

Regulatory agencies subject a product, its manufacturer and the manufacturer’s facilities to continual review, regulation and periodic inspections. If a regulatory agency discovers previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, our collaborators or us, including requiring withdrawal of the product from the market. Our products will also be subject to ongoing FDA requirements for the labeling, packaging, storage, advertising, promotion, record-keeping and submission of safety and other post-market information on the product. If our products fail to comply with applicable regulatory requirements, a regulatory agency may impose any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notifications, repair, replacement, refunds, recall or seizure of our products;
•	operating restrictions, partial suspension or total shutdown of production;
•	delay in processing marketing applications for new products or modifications to existing products;
•	withdrawing approvals that have already been granted; and
•	criminal prosecution.

To market any products internationally, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Approval procedures vary among countries and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from that required to obtain FDA clearance or approval. The regulatory approval process in other countries may include all of the risks detailed above regarding FDA clearance or approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. Failure to obtain regulatory approval in other countries or any delay or setback in obtaining such approval could have the same adverse effects detailed above regarding FDA clearance or approval, including the risk that our products may not be approved for use under all of the circumstances requested, which could limit the uses of our products and adversely impact potential product sales, and that such clearance or approval may require costly, post-marketing follow-up studies. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

If we do not achieve our projected development goals in the time frames we announce and expect, the commercialization of our product candidates may be delayed and, as a result, our stock price may decline.

From time to time, we may estimate and publicly announce the timing anticipated for the accomplishment of various clinical, regulatory and other product development goals, which we sometimes refer to as milestones. These milestones may include submissions for and receipt of clearances or approvals from regulatory authorities, other clinical and regulatory events or the launch of new products. These estimates are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet milestones as publicly announced, the commercialization of our products may be delayed and, as a result, our stock price may decline.

Our manufacturing facilities, and those of our suppliers, must comply with applicable regulatory requirements. Failure of our manufacturing facilities to comply with quality requirements would harm our business and our results of operations.

Our manufacturing facilities and processes are subject to periodic inspections and audits by various federal, state and foreign regulatory agencies. For example, our facilities have been inspected by State of California regulatory authorities pursuant to granting a California Device Manufacturing License and by the FDA. Additionally, to market products in Europe, we are required to maintain International Standards Organization, or ISO, 13485:2003 certifications and are subject to periodic surveillance audits. We are currently ISO 13485:2003 certified; however, our failure to maintain necessary regulatory compliance and permits for our manufacturing facilities could prevent us from manufacturing and selling our products.

Additionally, our manufacturing processes and, in some cases, those of our suppliers, are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products, including the PAS-Port and C-Port systems and the MicroCutter 5/80. We are also subject to similar state requirements and licenses. In addition, we must engage in extensive record keeping and reporting and must make available our manufacturing facilities and records for periodic inspections by governmental agencies, including the FDA, state authorities and comparable agencies in other countries. If we are given notice of significant violations in a QSR inspection, our operations could be disrupted and our manufacturing interrupted. Failure to take adequate corrective action in response to an adverse QSR inspection could result in, among other things, a shut-down of our manufacturing operations, significant fines, suspension of product distribution or other operating restrictions, seizures or recalls of our devices and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our products and cause our revenue to decline.

We may also be required to recall our products due to manufacturing supply defects. If we issue recalls of our products in the future, our revenue and business could be harmed.

Lack of third-party coverage and reimbursement for our products could delay or limit their adoption.

We may experience limited sales growth resulting from limitations on reimbursements made to purchasers of our products by third-party payors, and we cannot assure you that our sales will not be impeded and our business harmed if third-party payors fail to provide reimbursement that hospitals view as adequate.

In the United States, our products are and will continue to be purchased primarily by medical institutions, which then bill various third-party payors, such as the Centers for Medicare & Medicaid Services, or CMS, which administer the Medicare program, and other government programs and private insurance plans, for the health care services provided to their patients. The process involved in applying for coverage and incremental reimbursement from CMS is lengthy and expensive. Under current CMS reimbursement policies, CMS offers a process to obtain add-on payment for a new medical technology when the existing Diagnosis-Related Group, or DRG, prospective payment rate is inadequate. To obtain add-on payment, a technology must be considered “new,” demonstrate substantial improvement in care and exceed certain payment thresholds. Add-on payments are made for no less than two years and no more than three years. We must demonstrate the safety and effectiveness of our technology to the FDA in addition to CMS requirements before add-on payments can be made. Further, Medicare coverage is based on our ability to demonstrate the treatment is “reasonable and necessary” for Medicare beneficiaries. In November 2006, CMS denied our request for an add-on payment with respect to our C-Port systems. According to CMS, we met the “new” criteria and exceeded the payment threshold but did not in their view demonstrate substantial improvement in care. Even if our products receive FDA and other regulatory clearance or approval, they may not be granted coverage and reimbursement in the foreseeable future, if at all. Moreover, many private payors look to CMS in setting their reimbursement policies and amounts. If CMS or other agencies limit coverage or decrease or limit reimbursement payments for doctors and hospitals, this may affect coverage and reimbursement determinations by many private payors.

We cannot assure you that CMS will provide coverage and reimbursement for our products. If a medical device does not receive incremental reimbursement from CMS, then a medical institution would have to absorb the cost of our products as part of the cost of the procedure in which the products are used. Acute care hospitals are now generally reimbursed by CMS for inpatient operating costs under a Medicare hospital inpatient prospective payment system. Under the Medicare hospital inpatient prospective payment system, acute care hospitals receive a fixed payment amount for each covered hospitalized patient based upon the DRG to which the inpatient stay is assigned, regardless of the actual cost of the services provided. At this time, we do not know the extent to which medical institutions would consider insurers’ payment levels adequate to cover the cost of our products. Failure by hospitals and physicians to receive an amount that they consider to be adequate reimbursement for procedures in which our products are used could deter them from purchasing our products and limit our revenue growth. In addition, pre-determined DRG payments may decline over time, which could deter medical institutions from purchasing our products. If medical institutions are unable to justify the costs of our products, they may refuse to purchase them, which would significantly harm our business.

Any clinical trials that we may conduct may not begin on time, or at all, and may not be completed on schedule, or at all.

The commencement or completion of any clinical trials that we may conduct may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the FDA or other regulatory authorities suspend or place on hold a clinical trial, or do not approve a clinical trial protocol or a clinical trial;
•	the data and safety monitoring committee of a clinical trial recommends that a trial be placed on hold or suspended;
•	patients do not enroll in clinical trials at the rate we expect;
•	patients are not followed-up at the rate we expect;
•	clinical trial sites decide not to participate or cease participation in a clinical trial;
•	patients experience adverse side effects or events related to our products;
•	patients die or suffer adverse medical effects during a clinical trial for a variety of reasons, which may not be related to our product candidates, including the advanced stage of their disease and other medical problems;
•	third-party clinical investigators do not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;
•	regulatory inspections of our clinical trials or manufacturing facilities may, among other things, require us to undertake corrective action or suspend or terminate our clinical trials if investigators find us not to be in compliance with regulatory requirements;
•	third-party suppliers fail to provide us with critical components that conform to design and performance specifications;
•	the failure of our manufacturing processes to produce finished products that conform to design and performance specifications;
•	changes in governmental regulations or administrative actions;
•	the interim results of the clinical trial are inconclusive or negative;
•	pre-clinical or clinical data is interpreted by third parties in different ways; or
•	our trial design, although approved, is inadequate to demonstrate safety and/or efficacy.

Clinical trials sometimes experience delays related to outcomes experienced during the course of the trials, which may result in a material delay in the trial and could lead to more significant delays or other effects in future trials. Clinical trials may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient follow-up in clinical trials depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites and the eligibility criteria for the study and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures to assess the safety and effectiveness of our product candidates, or they may be persuaded to participate in contemporaneous trials of competitive products. Delays in patient enrollment or failure of patients to continue to participate in a study may cause an increase in costs and delays or result in the failure of the trial.

Our clinical trial costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. Adverse events during a clinical trial could cause us to repeat a trial, terminate a trial or cancel an entire program.

If the third parties upon which we rely to conduct our clinical trials do not perform as contractually required or expected, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We do not have the ability to independently conduct clinical trials for our product candidates, and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories, to conduct our clinical trials. In addition, we rely on third parties to assist with our pre-clinical development of product candidates. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control, such as changes in regulations, delays in enrollment, and the like. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, any clinical trials that we may conduct may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates on a timely basis, if at all.

Because two customers account for a substantial portion of our product sales, the loss of these significant customers would cause a substantial decline in our revenue.

We derive a substantial portion of our revenue from sales to Century, our distributor in Japan, and Herz-Und Diabeteszentrum in Germany. The loss of these customers would cause a decrease in revenue and, consequently, an increase in net loss. For the nine months ended March 31, 2017 and 2016, sales to Century accounted for approximately 20% and 28%, respectively, of our total product sales. For the nine months ended March 31, 2017 and 2016, sales to Herz-Und Diabeteszentrum accounted for approximately 9% and 13%, respectively, of our total product sales. We expect these customers will continue to account for a substantial portion of our sales in the near term. As a result, if we lose these customers, our revenue and net loss would be adversely affected. In addition, customers that have accounted for significant revenue in the past may not generate revenue in any future period. The failure to obtain new significant customers or additional orders from existing customers will materially affect our operating results.

If our competitors for our MicroCutter 5/80 have products that are marketed more effectively than ours or are demonstrated to be safer or more effective than ours, our commercial opportunity for our MicroCutter 5/80 and any future MicroCutter products will be reduced or eliminated and our business will be harmed.

Although we have commercially launched our MicroCutter products in Europe and in the United States, we have generated minimal revenues from this launch through March 31, 2017. We only received the FDA 510(k) clearances for the MicroCutter XCHANGE 30 and blue reload in January 2014, and for the white reload in February 2014, for use in multiple open or minimally-invasive surgical procedures for the transection, resection and/or creation of anastomoses in the small and large intestine, as well as the transection of the appendix. To further expand the use of the MicroCutter 5/80, we submitted 510(k) Premarket Notifications to the FDA, to expand the indications for use to include vascular structures, and in January 2016 received FDA 510(k) clearance to use the MicroCutter 5/80 with a white reload, and in July 2016 received FDA 510(k) clearance to use the MicroCutter 5/80 with a blue reload, both for the transection and resection in open or minimally invasive urologic, thoracic, and pediatric surgical procedures. These clearances complement the existing indications for use of the MicroCutter 5/80 in surgical procedures in the small and large intestine and in the appendix. The MicroCutter 5/80 competes in the market for stapling and cutting devices against laparoscopic stapling and sealing devices currently marketed around the world. We believe the principal competitive factors in the market for laparoscopic staplers include:

•	reduced product size;
•	ease of use;
•	product quality and reliability;
•	device cost-effectiveness;
•	degree of articulation;

•	surgeon relationships; and
•	sales and marketing capabilities.

Two large competitors, Ethicon Endo-Surgery, part of Johnson & Johnson, and Covidien currently control over 80% of this market. Other large competitors in the laparoscopic device market include Stryker Endoscopy and Olympus, which acquired another competitor, Gyrus Medical. Ethicon Endo-Surgery and Covidien, which acquired a small competitor, Power Medical, each have large direct sales forces in the United States and have been the largest participants in the market for single use disposable laparoscopic stapling devices for many years. Competing against large established competitors with significant resources may make establishing a market for any products that we develop difficult which would have a material adverse effect on our business. A private company, JustRight Surgical, LLC, is developing smaller surgical instruments and is currently marketing their 5 millimeter stapler that could be considered competitive with our stapling products, but is more limited in availability of staple sizes and articulation compared to the MicroCutter 5/80. Further, we may also face additional competition from generic surgical stapling products similar to currently commercially available products following expiration of patents on our competitors’ products.

If our competitors for our anastomotic solutions and cardiac bypass products have products that are approved in advance of ours, are marketed more effectively or are demonstrated to be safer or more effective than ours, our commercial opportunity for our anastomotic solutions and cardiac bypass products will be reduced or eliminated and our business will be harmed.

The market for anastomotic solutions and cardiac bypass products is competitive. Competitors include a variety of public and private companies that currently offer or are developing cardiac surgery products generally and automated anastomotic systems specifically that would compete directly with ours.

We believe that the primary competitive factors in the market for medical devices used in the treatment of coronary artery disease include:

•	improved patient outcomes;
•	access to and acceptance by leading physicians;
•	product quality and reliability;
•	ease of use;
•	device cost-effectiveness;
•	training and support;
•	novelty;
•	physician relationships; and
•	sales and marketing capabilities.

We may be unable to compete successfully on the basis of any one or more of these factors, which could have a material adverse effect on our business, financial condition and results of operations.

A number of different technologies exist or are under development for performing anastomoses, including sutures, mechanical anastomotic devices, suture-based anastomotic devices and shunting devices. Currently, substantially all anastomoses are performed with sutures and, for the foreseeable future we believe that sutures will continue to be the principal alternative to our anastomotic products. Sutures are far less expensive than our automated anastomotic products, and other anastomotic devices may be less expensive than our own. Surgeons, who have been using sutures for their entire careers, may be reluctant to consider alternative technologies, despite potential advantages. Any resistance to change among practitioners could delay or hinder market acceptance of our products, which would have a material adverse effect on our business.

Cardiovascular diseases may also be treated by other methods that do not require anastomoses, including interventional techniques such as balloon angioplasty with or without the use of stents, pharmaceuticals, atherectomy catheters and lasers. Several of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other therapies for cardiovascular disease, such as drugs, or future innovations in cardiac surgery techniques could make other methods of treating these diseases more effective or lower cost than bypass procedures. For example, the number of bypass procedures in the United States and other major markets has declined in recent years and is expected to decline in the years ahead because competing treatments are, in many cases, far less invasive and provide acceptable clinical outcomes. Many companies working on treatments that do not require anastomoses may have significantly greater financial, manufacturing, marketing, distribution and technical resources and experience than we have. Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, pre-clinical testing, clinical trials, obtaining regulatory clearance or approval and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our competitors may succeed in developing technologies and therapies that are more effective, better tolerated or less costly than any that we are developing or that would render our product candidates obsolete and noncompetitive. Our competitors may succeed in obtaining clearance or approval from the FDA and foreign regulatory authorities for their products sooner than we do for ours. We will also face competition from these third parties in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient enrollment for clinical trials and in acquiring and in-licensing technologies and products complementary to our programs or advantageous to our business.

We are dependent upon a number of key suppliers, including single source suppliers, the loss of which would materially harm our business.

We use or rely upon sole source suppliers for certain components and services used in manufacturing our products, and we utilize materials and components supplied by third parties with which we do not have any long-term contracts. In recent years, many suppliers have ceased supplying materials for use in implantable medical devices. We cannot assure you that materials required by us will not be restricted or that we will be able to obtain sufficient quantities of such materials or services in the future. Moreover, the continued use by us of materials manufactured by third parties could subject us to liability exposure. Because we do not have long-term contracts, none of our suppliers is required to provide us with any guaranteed minimum production levels.

We cannot quickly replace suppliers or establish additional new suppliers for some of our components, particularly due to both the complex nature of the manufacturing process used by our suppliers and the time and effort that may be required to obtain FDA clearance or approval or other regulatory approval to use materials from alternative suppliers. Any significant supply interruption or capacity constraints affecting our facilities or those of our suppliers would have a material adverse effect on our ability to manufacture our products and, therefore, a material adverse effect on our business, financial condition and results of operations.

We have limited manufacturing experience and may encounter difficulties in increasing production to provide an adequate supply to customers.

To date, our manufacturing activities have consisted primarily of producing moderate quantities of our products for use in clinical studies and for commercial sales in Japan, Europe and the United States. Production in increased commercial quantities will require us to expand our manufacturing capabilities and to hire and train additional personnel. We may encounter difficulties in increasing our manufacturing capacity and in manufacturing larger commercial quantities, including:

•	maintaining product yields;
•	maintaining quality control and assurance;
•	providing component and service availability;
•	maintaining adequate control policies and procedures; and
•	hiring and retaining qualified personnel.

Difficulties encountered in increasing our manufacturing could have a material adverse effect on our business, financial condition and results of operations.

The manufacture of our products is a complex and costly operation involving a number of separate processes and components. Any shipment delays could harm perception of our products and have a material adverse impact on our results of operations.

If we fail to retain key personnel, or to retain our executive management team, we may be unable to successfully develop or commercialize our products.

Our business and future operating results depend significantly on the continued contributions of our key technical personnel and senior management. Future changes to our executive and senior management teams, including new executive hires or departures, could cause disruption to the business and have a negative impact on our operating performance, while these operational areas are in transition. Competition for qualified executive and other management personnel is intense, and we may not be successful in attracting or retaining such personnel. The loss of key employees, the failure of any key employee to perform or our inability to attract and retain skilled employees, as needed, could materially adversely affect our business, financial condition and results of operations.

As of March 31, 2017, we had 53 employees. We will need to maintain an appropriate level of managerial, operational, financial and other resources to manage and fund our operations and clinical trials, continue our research and development activities and commercialize our products, and we expect our past reductions in force will impair our ability to maintain or increase our product sales. It is possible that our management and scientific personnel, systems and facilities currently in place may not be adequate to maintain future operating activities, and we may be required to effect additional reductions in force.

We may in the future be a party to patent litigation and administrative proceedings that could be costly and could interfere with our ability to sell our products.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. We may become a party to patent infringement claims and litigation, interference or derivation proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, or invalidity proceedings at the Patent Trial and Appeal Board of the U.S. Patent and Trademark Office. The defense and prosecution of these matters are both costly and time consuming. Additionally, we may need to commence proceedings against others to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. These proceedings would result in substantial expense to us and significant diversion of effort by our technical and management personnel.

While we are not aware of any patents issued to third parties that contain subject matter materially related to our technology, there may be patents held by third parties of which we are not aware that contain subject matter materially related to our technology. We cannot assure you that third parties will not assert that our products and systems infringe the claims in their patents or seek to expand their patent claims to cover aspects of our products and systems. An adverse determination in litigation, derivation or interference proceedings to which we may become a party could subject us to significant liabilities or require us to seek licenses. In addition, if we are found to willfully infringe third-party patents, we could be required to pay treble damages in addition to other penalties. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses on satisfactory terms, if at all. If we do not obtain necessary licenses, we may be required to redesign our products to avoid infringement, and it may not be possible to do so effectively. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our MicroCutter products, the C-Port or PAS-Port systems, or any other product we may develop, which would have a significant adverse impact on our business.

Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.

We rely upon patents, trade secret laws and confidentiality agreements to protect our technology and products. Our pending patent applications may not issue as patents or, if issued, may not issue in a form that will be advantageous to us. Any patents we have obtained or will obtain in the future might be invalidated or circumvented by third parties. If any challenges are successful, competitors might be able to market products and use manufacturing processes that are substantially similar to ours. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by consultants, vendors or former or current employees, despite the existence generally of confidentiality agreements and other contractual restrictions. Monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be adequate. In addition, the laws of some countries in which we sell, or in the future may sell, products, may not protect our intellectual property rights to the same extent as the laws of other countries in which we sell our products, or may sell our products in the future. To the extent that our intellectual property protection is inadequate, we are exposed to a greater risk of direct competition. In addition, competitors could purchase any of our products and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. If our intellectual property is not adequately protected against competitors’ products and methods, our competitive position could be adversely affected, as could our business.

We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We require our employees, consultants and advisors to execute appropriate confidentiality and assignment-of-inventions agreements with us. These agreements typically provide that all materials, trade secrets and confidential information developed or made known to the individual during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties except in specific circumstances and that all inventions arising out of the individual’s relationship with us shall be our exclusive property. These agreements may be breached, and in some instances, we may not have an appropriate remedy available for breach of the agreements. Furthermore, our competitors may independently develop substantially equivalent proprietary information and techniques, reverse engineer our information and techniques, or otherwise gain access to our proprietary technology.

Our products face the risk of technological obsolescence, which, if realized, could have a material adverse effect on our business.

The medical device industry is characterized by rapid and significant technological change. There can be no assurance that third parties will not succeed in developing or marketing technologies and products that are more effective than ours or that would render our technology and products obsolete or non-competitive. Additionally, new, less invasive surgical procedures and medications could be developed that replace or reduce the importance of current procedures that use or could use our products. Accordingly, our success will depend in part upon our ability to respond quickly to medical and technological changes through the development and introduction of new products. The relative speed with which we can develop products, complete clinical testing and regulatory clearance or approval processes, train physicians in the use of our products and supply commercial quantities of products to the market are expected to be important competitive factors. Product development involves a high degree of risk, and we cannot assure you that our new product development efforts will result in any commercially successful products. We have experienced delays in completing the development and commercialization of our planned products, and there can be no assurance that these delays will not continue or recur in the future. Any delays could result in a loss of market acceptance and market share.

We are subject, directly or indirectly, to federal and state healthcare fraud and abuse laws, marketing expenditure tracking and disclosure (or “sunshine”) laws, health information privacy and security laws, and consumer protection laws. If we are unable to comply, or have not fully complied, with such laws, we could face criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Our operations may be directly, or indirectly, subject to various federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and the federal False Claims Act. These laws may impact, among other things, our current activities with physicians, including consulting arrangements, as well as proposed sales, marketing and educational activities. In addition, we may be subject to patient privacy regulation by the federal government and by the U.S. states and foreign jurisdictions in which we conduct our business. The laws that may affect our ability to operate include, but are not limited to:

•	the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, either the referral of an individual, or the purchase or recommendation of an item or service for which payment may be made under a federal health care program, such as the Medicare and Medicaid programs;
•	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;
•	federal criminal statutes created under the Health Insurance Portability and Accountability Act of 1996 (HIPAA), which prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;
•	HIPAA, as amended by the Health Information Technology and Clinical Health Act of 2009 (HITECH), and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information;
•	state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;
•	the Foreign Corrupt Practices Act, a U.S. law which regulates certain financial relationships with foreign government officials (which could include, for example, certain medical professionals);
•	federal and state consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers; and
•	state and federal marketing expenditure tracking and reporting laws, which generally require certain types of expenditures in the United States to be tracked and reported (compliance with such requirements may require investment in infrastructure to ensure that tracking is performed properly, and some of these laws result in the public disclosure of various types of payments and relationships, which could potentially have a negative effect on our business and/or increase enforcement scrutiny of our activities).

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including, without limitation, civil and criminal penalties, damages, fines, possible exclusion from Medicare, Medicaid and other government healthcare programs, and curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

We could be exposed to significant product liability claims, which could be time consuming and costly to defend, divert management attention, and adversely impact our ability to obtain and maintain insurance coverage. The expense and potential unavailability of insurance coverage for our company or our customers could adversely affect our ability to sell our products, which would adversely affect our business.

The testing, manufacture, marketing, and sale of our products involve an inherent risk that product liability claims will be asserted against us. Additionally, we are currently training physicians in the United States and in Europe on the use of our MicroCutter 5/80, C-Port and PAS-Port systems. During training, patients may be harmed, which could also lead to product liability claims. Product liability claims or other claims related to our products, or their off-label use, regardless of their merits or outcomes, could harm our reputation in the industry, reduce our product sales, lead to significant legal fees, and result in the diversion of management’s attention from managing our business.

Although we maintain product liability insurance in the amount of $10.0 million, we may not have sufficient insurance coverage to fully cover the costs of any claim or any ultimate damages we might be required to pay. We may not be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage. Product liability claims in excess of our insurance coverage would be paid out of cash reserves, harming our financial condition and adversely affecting our operating results.

Some of our customers and prospective customers may have difficulty in procuring or maintaining liability insurance to cover their operations and use of the C-Port or PAS-Port systems or the MicroCutter product line. Medical malpractice carriers are withdrawing coverage in certain states or substantially increasing premiums. If this trend continues or worsens, our customers may discontinue using the C-Port or PAS-Port systems or the MicroCutter product line and potential customers may opt against purchasing the C-Port or PAS-Port systems or the MicroCutter product line due to the cost or inability to procure insurance coverage.

We sell our systems internationally and are subject to various risks relating to these international activities, which could adversely affect our revenue.

To date, a substantial portion of our product sales has been attributable to sales in international markets. By doing business in international markets, we are exposed to risks separate and distinct from those we face in our domestic operations. Our international business may be adversely affected by changing economic conditions in foreign countries. Because most of our sales are currently denominated in U.S. dollars, if the value of the U.S. dollar increases relative to foreign currencies, our products could become more costly to the international customer and, therefore, less competitive in international markets, which could affect our results of operations. Engaging in international business inherently involves a number of other difficulties and risks, including:

•	export restrictions and controls relating to technology;
•	the availability and level of reimbursement within prevailing foreign healthcare payment systems;
•	pricing pressure that we may experience internationally;
•	required compliance with existing and changing foreign regulatory requirements and laws;
•	laws and business practices favoring local companies;
•	longer payment cycles;
•	difficulties in enforcing agreements and collecting receivables through certain foreign legal systems;
•	political and economic instability;
•	potentially adverse tax consequences, tariffs and other trade barriers;
•	international terrorism and anti-American sentiment;

•	difficulties and costs of staffing and managing any foreign operations; and
•	difficulties in enforcing intellectual property rights.

Our exposure to each of these risks may increase our costs, impair our ability to market and sell our products and require significant management attention. We cannot assure you that one or more of these factors will not harm our business.

Our operations are currently conducted at a single location that may be at risk from earthquakes, terror attacks or other disasters.

We currently conduct all of our manufacturing, development and management activities at a single location in Redwood City, California, near known earthquake fault zones. We have taken precautions to safeguard our facilities, including insurance, health and safety protocols, and off-site storage of computer data. However, any future natural disaster, such as an earthquake, or a terrorist attack, could cause substantial delays in our operations, damage or destroy our equipment or inventory and cause us to incur additional expenses. A disaster could seriously harm our business and results of operations. Our insurance does not cover earthquakes and floods and may not be adequate to cover our losses in any particular case.

If we use hazardous materials in a manner that causes injury, we may be liable for damages.

Our research and development and manufacturing activities involve the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot entirely eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of these materials. We do not carry specific hazardous waste insurance coverage, and our property and casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury, we could be held liable for damages or penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory clearances or approvals could be suspended or terminated.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. If we undergo such an ownership change, the limitation may result in the expiration of our net operating losses and credits before we can use them, which could potentially result in increased future tax liability to us. We may experience ownership changes in the future as a result of future offerings of our stock and other subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset United States federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.

Risks Related to Our Common Stock

If we do not raise additional funds, our common stock may be subject to delisting from the NASDAQ Capital Market.

On February 16, 2017, we received a letter from the staff of The NASDAQ Stock Market LLC notifying us that our stockholders’ equity reported in our Form 10-Q for the period ended December 31, 2016, was less than $2.5 million, the minimum required by the continued listing requirements of Nasdaq listing rule 5550(b)(1). At that time, our stockholders’ equity was reported at $0.4 million. As provided in the Nasdaq rules, we had 45 calendar days, or until April 3, 2017, to submit a plan to regain compliance, which plan was submitted prior to April 3, 2017. If the plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the Delisting Notice to evidence compliance. We intend to submit in a timely manner to the Staff a plan to continue listing on The Nasdaq Capital Market, of which this offering is a part. There is no assurance that Nasdaq will accept our plan to satisfy the stockholders’ equity requirement. If the plan is not accepted or we are not granted an extension, we will then consider actions appropriate to the circumstances, which may include applicable appeals to a Nasdaq Hearings Panel.

If our stock price does not increase, our common stock may be subject to delisting from the NASDAQ Capital Market.

Our common stock has not closed at or above $1.00 per share since April 18, 2017. Under the Nasdaq rules, if our stock price fails to close at or above $1.00 per share for a period of 30 consecutive business days, we will be notified of this listing deficiency and we will have a period of 180 calendar days from such notification to achieve compliance. Compliance can be achieved during any compliance period by meeting the applicable standard for a minimum of 10 consecutive business days during the applicable compliance period, unless staff of Nasdaq exercises its discretion to extend this 10 day period. We cannot guarantee that our stock price will increase to above $1.00 per share, or continue to trade at above $1.00 per share or otherwise meet the listing requirements, and therefore our common stock may in the future be subject to delisting. If our common stock is delisted, this would, among other things, substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for us.

The conversion of shares of Series A convertible preferred stock into common stock, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

We currently have 191,474 shares of our Series A convertible preferred stock outstanding. Each share of our Series A convertible preferred stock is convertible into 10 shares of our common stock at any time at the option of the holder, subject to certain limitations. The conversion of substantial amounts of our Series A convertible preferred stock would result in the issuance by us of a substantial number of additional shares of our common stock, which, subject to certain limitations, could be traded publicly. Such conversions, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

The price of our common stock may continue to be volatile, and the value of an investment in our common stock may decline.

An active and liquid trading market for our common stock may not develop or be sustained. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

•	completion of development and commercial launch of our MicroCutter products, and the timing thereof;
•	our ability to maintain our listing on the NASDAQ Capital Market;
•	perceptions that we may not be able to raise capital as needed, or that investors will be substantially diluted if we do raise capital;
•	market acceptance and adoption of our products;
•	regulatory clearance or approvals of or other regulatory developments with respect to our products;
•	volume and timing of orders for our products;
•	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earnings estimates;
•	quarterly variations in our or our competitors’ results of operations;
•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors;
•	the announcement of new products or product enhancements by us or our competitors;
•	announcements related to patents issued to us or our competitors and to litigation;
•	developments in our industry; and
•	actions by stockholder activists.

In addition, the stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. These factors may materially and adversely affect the market price of our common stock.

The ownership of our common stock is highly concentrated, and your interests may conflict with the interests of our existing stockholders.

Our executive officers and directors and their affiliates, together with other stockholders that own 5% or more of our outstanding common stock, beneficially owned approximately 32% of our outstanding common stock as of March 31, 2017. In addition, two stockholders collectively hold all of our Series A convertible preferred stock and may convert those shares into 1,914,740 shares of our common stock and, if they were to convert all of the shares of our Series A convertible preferred stock, our executive officers and directors and their affiliates, together with other stockholders that own 5% or more of our outstanding common stock, would beneficially own approximately 43% of our outstanding common stock. Accordingly, these stockholders have significant influence over the outcome of corporate actions requiring stockholder approval. The interests of these stockholders may be different than the interests of other stockholders on these matters. This concentration of ownership could also have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could reduce the price of our common stock.

Evolving regulation of corporate governance and public disclosure will result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and The NASDAQ Stock Market rules are creating uncertainty for public companies. We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional compliance costs we may incur or the timing of such costs. These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by courts and regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Maintaining appropriate standards of corporate governance and public disclosure will result in increased general and administrative expenses and a diversion of management time and attention from product-generating and revenue-generating activities to compliance activities. In addition, if we fail to comply with new or changed laws, regulations and standards, regulatory authorities may initiate legal proceedings against us and our business and reputation may be harmed.

Our future operating results may be below securities analysts’ or investors’ expectations, which could cause our common stock price to decline.

The revenue and income potential of our products and our business model are unproven, and we may be unable to generate significant revenue or grow at the rate expected by securities analysts or investors. In addition, our costs may be higher than we, securities analysts or investors expect. If we fail to generate sufficient revenue or our costs are higher than we expect, our results of operations will suffer, which in turn could cause our stock price to decline. Our results of operations will depend upon numerous factors, including:

•	the trading volume of our stock;
•	the extent to which we are able to raise additional capital in any equity, debt or licensing transaction;
•	market acceptance of our MicroCutter 5/80 in Europe and the United States once we improve the supply chain to enable the broader commercial launch;
•	the extent of our ongoing enhancements of the MicroCutter 5/80, including alterations and post-commercialization improvements based on early adopter experience with this newly commercial product;
•	the extent of our ongoing research and development programs and related costs, including costs related to the development of additional products and features in our planned MicroCutter product line;

•	our ability to enter into additional license, development and/or collaboration agreements with respect to our technology, and the terms thereof;
•	market acceptance and adoption of future products that we may commercialize;
•	our level of revenues;
•	costs associated with our sales and marketing initiatives and manufacturing activities;
•	costs and timing of obtaining and maintaining FDA and other regulatory clearances and approvals for our products and potential additional products;
•	securing, maintaining and enforcing intellectual property rights and the costs thereof;
•	the effects of competing technological and market developments; and
•	the timing of repayment of the principal of our $4.0 million loan to Century, and whether we are required to pay the penalty interest (which would amount to $0.8 million as of March 31, 2017).

Our operating results in any particular period may not be a reliable indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts or investors. If this occurs, the price of our common stock will likely decline.

Anti-takeover defenses that we have in place could prevent or frustrate attempts to change our direction or management.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our board of directors. These provisions:

•	limit who may call a special meeting of stockholders;
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;
•	prohibit cumulative voting in the election of our directors, which would otherwise permit less than a majority of stockholders to elect directors;
•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and
•	provide our board of directors with the ability to designate the terms of and issue a new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

We may become involved in securities class action litigation that could divert management’s attention and harm our business.

The stock market in general, the NASDAQ Capital Market and the market for medical device companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, the market prices of securities of medical device companies have been particularly volatile. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could materially harm our financial condition and results of operations.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date, and we currently intend to retain our future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be the sole source of gain to our stockholders for the foreseeable future.

Risks Relating to this Offering

Our future operating results may be below securities analysts’ or investors’ expectations, which could cause our common stock price to decline.

The revenue and income potential of our products and our business model are unproven, and we may be unable to generate significant revenue or grow at the rate expected by securities analysts or investors. In addition, our costs may be higher than we, securities analysts or investors expect. If we fail to generate sufficient revenue or our costs are higher than we expect, our results of operations will suffer, which in turn could cause our stock price to decline. Our results of operations will depend upon numerous factors, including:

•	the trading volume of our stock;
•	the extent to which we are able to raise additional capital in any equity, debt or licensing transaction;
•	market acceptance of our MicroCutter 5/80 in Europe and the United States once we improve the supply chain to enable the broader commercial launch;
•	the extent of our ongoing enhancements of the MicroCutter 5/80, including alterations and post-commercialization improvements based on early adopter experience with this newly commercial product;
•	the extent of our ongoing research and development programs and related costs, including costs related to the development of additional products and features in our planned MicroCutter product line;
•	our ability to enter into additional license, development and/or collaboration agreements with respect to our technology, and the terms thereof;
•	market acceptance and adoption of future products that we may commercialize;
•	our level of revenues;
•	costs associated with our sales and marketing initiatives and manufacturing activities;
•	costs and timing of obtaining and maintaining FDA and other regulatory clearances and approvals for our products and potential additional products;
•	securing, maintaining and enforcing intellectual property rights and the costs thereof;
•	the effects of competing technological and market developments; and
•	the timing of repayment of the principal of our $4.0 million loan to Century, and whether we are required to pay the penalty interest (which would amount to $0.8 million as of March 31, 2017).

Our operating results in any particular period may not be a reliable indication of our future performance. In some future quarters, our operating results may be below the expectations of securities analysts or investors. If this occurs, the price of our common stock will likely decline.

The value of our Series B convertible preferred stock is directly tied to the value of our common stock, and any change in the value of our common stock will be reflected in the value of our Series B convertible preferred stock.

There is no established public trading market for the Series B convertible preferred stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series B convertible preferred stock on any national securities exchange or other nationally recognized trading system. As a result, because each share of Series B convertible preferred stock is initially convertible into a number of shares of our common stock equal to $1,000 divided by the conversion price, subject to certain beneficial ownership limitations, we expect the value of the Series B convertible preferred stock to have a value directly tied to the value of our common stock. Accordingly, any change in the trading price of our common stock will be reflected in the value of our Series B convertible preferred stock, and the price of our common stock may be volatile as described above.

The conversion of shares of our Series A convertible preferred stock and Series B convertible preferred stock into common stock, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

Each shares of our Series A convertible preferred stock is convertible into 10 shares of our common stock at any time at the option of the holder, subject to certain limitations, and each share of our Series B convertible preferred stock is initially convertible into a number of shares of our common stock equal to $1,000 divided by the conversion price at any time at the option of the holder, subject to certain limitations. See “Description of Securities.” The conversion of substantial amounts of our Series A convertible preferred stock or Series B convertible preferred stock would result in the issuance by us of a substantial number of additional shares of our common stock, which, subject to certain limitations, could be traded publicly. Such conversions, or the perception that such conversions may occur, could cause the market price of our common stock to decline.

If you purchase our securities in this offering, you will experience immediate dilution in your investment. You will experience further dilution if we issue additional equity securities in future fundraising and/or strategic transactions.

Purchasers of common stock in this offering will pay a price per share in this offering that exceeds the net tangible book value per share of our common stock. If you purchase shares of Series B convertible preferred stock, then assuming a conversion price of $0.61, you will experience immediate dilution of $0.48 per share on an “as if converted” basis, representing the difference between the assumed conversion price and our as adjusted net tangible book value per share as of March 31, 2017, after giving effect to this offering (assuming full conversion of our Series A convertible preferred stock, and Series B convertible preferred stock sold in this offering). See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you purchase common stock in this offering.

If we issue additional common stock, or securities convertible into or exchangeable or exercisable for common stock, our stockholders, including investors who purchase shares of common stock in this offering, may experience additional dilution, and any such issuances may result in downward pressure on the price of our common stock. We also cannot assure you that we will be able to sell or issue shares or other securities in any other offering or strategic transaction at a price per share that is greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders.

In addition, our Board of Directors of Dextera Surgical has determined that as a result of this offering, Dextera Surgical will need to increase the number of shares available under its equity incentive plans to provide the incentives necessary to continue to attract and retain management and key employees, as well as to meet its obligation to grant additional stock options to Mr. Nikolchev, our chief executive officer, as required by his employment agreement with us, to keep his percentage beneficial ownership in Dextera Surgical at the same level in the event of equity financings, up through $30 million of equity financings. The amount of such increase has not been determined, but could equal up to 20% or more of our total number of shares outstanding or issuable after this offering, including shares issuable upon the exercise of options and warrants. The final determination of the amount of such increase will be made by the Board of Directors and will be subject to stockholder approval to the extent required by applicable laws or regulations. The Board of Directors intends to call a special meeting after this offering for this purpose. In the event that we grant additional equity awards, you may experience further dilution.

The Series B convertible preferred stock and the warrants are unlisted securities and there is no public market for them.

There is no established public trading market for the Series B convertible preferred stock or the warrants, and we do not expect a market to develop. In addition, neither the Series B convertible preferred stock nor the warrants are listed, and we do not intend to apply for listing of the Series B convertible preferred stock or the warrants on any securities exchange or trading system. Without an active market, the liquidity of the Series B convertible preferred stock and the warrants is limited, and investors may be unable to liquidate their investments in the Series B convertible preferred stock or the warrants.

The warrants may not have any value.

The Series 1 warrants will be exercisable for five years from the closing date, and the Series 2 warrants will be exercisable for one year from the closing date, in each case at an initial exercise price of $     per share. In the event that the price of a share of our common stock does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

The warrants purchased in this offering do not entitle the holder to any rights as common stockholders until the holder exercises the warrant for shares of our common stock.

Until you acquire shares of our common stock upon exercise of your warrants purchased in this offering, such warrants will not provide you any rights as a common stockholder, except as set forth in the warrants. Upon exercise of your warrants purchased in this offering, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs on or after the exercise date.

Because our management will have broad discretion and flexibility in how the net proceeds from this offering are used, our management may use the net proceeds in ways with which you disagree or which may not prove effective.

We currently intend to use the net proceeds from this offering as discussed under “Use of Proceeds” in this prospectus. We have not allocated specific amounts of the net proceeds from this offering for any of those purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements are based on our management’s beliefs and assumptions and on information currently available to us. Discussions containing these forward-looking statements may be found, among other places, in the sections of this prospectus entitled “Prospectus Summary” and “Risk Factors,” and in the sections entitled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in documents incorporated by reference in this prospectus, as well as any amendments thereto reflected in any prospectus supplement filed with the SEC. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including, without limitation, any statements relating to:

•	our expectations with respect to the development of the MicroCutter 5/80 and the regulatory approval process;
•	any projections of earnings, revenue, sufficiency of cash resources or other financial items;
•	the plans and objectives of management for future operations;
•	proposed new products or development, licensing or collaborative arrangements;
•	future economic conditions or performance;
•	the commercialization of the MicroCutter 5/80;
•	our expectations with regard to market adoption of the MicroCutter 5/80; and
•	our expectations regarding our capital requirements, how long our current financial resources will last, and our needs for additional financing.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, timeframes or achievements to be materially different from the information expressed or implied by these forward-looking statements. While we believe that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. We discuss many of these risks, uncertainties and other factors in greater detail under the sections captioned “Risk Factors” beginning on page 6 of this prospectus. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date these forward-looking statements are made. You should carefully read this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you completely and with the understanding that our actual future results may be materially different from what we expect. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our business, results of operations and financial condition. We hereby qualify all of our forward-looking statements by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of the 8,000 shares of our Series B convertible preferred stock and warrants to purchase 19,672,131 shares of our common stock in this offering will be approximately $6.9 million, after deducting the underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering for general corporate purposes, including the costs of development and sales and marketing activities for the MicroCutter 5/80, research and development activities, and general and administrative and manufacturing expenses. The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our research and development efforts, the timing and progress of any partnering and commercialization efforts, technological advances and the competitive environment for our products. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term instruments.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the NASDAQ Capital Market under the symbol “DXTR” since June 2016, when we changed our name to Dextera Surgical Inc. We were formerly known as Cardica, Inc., and our common stock traded from February 2006 to June 2016, under the symbol “CRDC.” The table below sets forth the high and low intraday sales prices for our common stock for the periods indicated:

	High	Low
Fiscal Year 2017
First Quarter ended September 30, 2016	$2.94	$1.77
Second Quarter ended December 31, 2016	$2.00	$0.90
Third Quarter ended March 31, 2017	$2.33	$0.94
Fourth Quarter ending June 30, 2017 (through May 9, 2017)	$1.28	$0.61
Fiscal Year 2016
First Quarter ended September 30, 2015	$5.04	$2.51
Second Quarter ended December 31, 2015	$3.00	$1.09
Third Quarter ended March 31, 2016	$4.30	$1.40
Fourth Quarter ended June 30, 2016	$3.75	$1.70
Fiscal Year 2015
First Quarter ended September 30, 2014	$13.20	$10.00
Second Quarter ended December 31, 2014	$11.06	$5.62
Third Quarter ended March 31, 2015	$7.43	$4.63
Fourth Quarter ended June 30, 2015	$6.45	$3.60

As of April 17, 2017, there were 41 holders of record of common stock. This number does not include the number of persons whose shares are held by a nominee or in “street name” accounts through brokers.

Preferred Stock

Our Series A convertible preferred stock does not trade on a trading market, and all of our outstanding Series A convertible preferred stock is held by two holders of record.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance our operations and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our operating results, financial conditions, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

DILUTION

Our net tangible book value as of March 31, 2017, was approximately $(3.9) million, or $(0.36) per share. Net tangible book value per share of common stock is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2017 (assuming full conversion of the shares of Series A convertible preferred stock into shares of our common stock). Dilution represents the difference between the amount per share paid by purchasers of shares of Series B convertible preferred stock on an as-if-converted basis and related warrants in this offering (assuming full conversion of the shares of Series A convertible preferred stock and Series B convertible preferred stock into shares of our common stock, but no exercise of the warrants), and the as adjusted net tangible book value after this offering.

After giving effect to the sale of 8,000 shares of Series B convertible preferred stock and related warrants in this offering at an assumed public offering price of $1,000 per share of Series B convertible preferred stock, which is convertible into the number of shares of common stock equal to $1,000 divided by the conversion price, assuming a conversion price of $0.61 per share of common stock, the closing price per share of our common stock on The NASDAQ Capital Market on May 9, 2017, and related warrants, and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2017, would have been approximately $3.0 million or $0.13 per share of common stock (assuming full conversion of the shares of Series A convertible preferred stock and Series B convertible preferred stock into shares of our common stock, but no exercise of the warrants). This represents an immediate increase in net tangible book value of $0.48 per share to existing common stockholders and immediate dilution of $0.48 per share to investors purchasing our Series B convertible preferred stock on an as converted basis per share of common stock in this offering. We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the conversion price per share of our common stock. The following table illustrates this dilution on a per share basis:

Assumed conversion price of the Series B convertible preferred stock		$0.61
Net tangible book value per share as of March 31, 2017	$(0.36)
Increase in net tangible book value per share attributable to investors purchasing our Series B convertible preferred stock (on an as converted basis per share of common stock) in this offering	0.48
As adjusted net tangible book value per share of common stock after this offering		0.13
Dilution per share to investors purchasing our Series B convertible preferred stock (on an as converted basis per share of common stock) in this offering		$0.48

The information discussed above is illustrative only and will change based on the actual conversion price and other terms of this offering determined at pricing.

The above discussion and table do not take into account further dilution to investors that could occur upon the exercise of outstanding options having a per share exercise price less than the conversion price of the Series B convertible preferred stock in this offering, or the vesting of outstanding restricted stock units. To the extent that options or warrants outstanding as of March 31, 2017, are exercised, restricted stock unit awards vest or other shares are issued, investors purchasing our Series B convertible preferred stock in this offering will experience further dilution. In addition, we may choose to issue additional options, raise additional capital or issue securities in strategic transactions due to market conditions or strategic considerations even if we believe that we have sufficient funds for our current or future operating plans. To the extent that we grant additional options, issue securities in strategic transactions or additional capital is raised through the sale of our common stock, including through the sale of securities convertible into or exchangeable or exercisable for common stock, the issuance of these securities could result in further dilution to our stockholders, including investors purchasing our common stock in this offering.

The information set forth above is based on 10,842,570 shares of common stock (including 1,914,740 shares issuable upon conversion of our Series A convertible preferred stock) outstanding as of March 31, 2017, and excludes as of that date:

•	1,560,997 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2017, having a weighted-average exercise price of $3.70 per share;
•	174,270 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of March 31, 2017;
•	an aggregate of 343,378 shares of common stock reserved for future issuance as of March 31, 2017, under our equity incentive plans; and
•	shares of common stock pursuant to options we are obligated to grant to Mr. Nikolchev, our chief executive officer, under his employment agreement with us to keep his percentage beneficial ownership in Dextera Surgical at the same level in the event of equity financings, up through $30 million of equity financings.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments, and capitalization as of March 31, 2017:

•	on an actual basis; and
•	on an as adjusted basis to further reflect the sale by us of 8,000 shares of our Series B convertible preferred stock in this offering at an assumed public offering price of $1,000 per share with related warrants, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of March 31, 2017
	Actual	As adjusted(1)
	(in thousands, except share data)
	(unaudited)
Cash, cash equivalents and short-term investments	$2,489	$9,435
Note payable	3,381	3,381
Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, (a) 191,474 shares of Series A convertible preferred stock issued and outstanding, actual and as adjusted, and (b) no shares and 8,000 shares of Series B convertible preferred stock issued and outstanding, actual and as adjusted, respectively	17,214	17,214
Common stock, $0.001 par value; 125,000,000 shares authorized, 8,934,452 shares issued and 8,927,830 shares outstanding, actual and as adjusted	9	9
Additional paid-in capital	197,292	204,148
Treasury stock at cost (6,622 shares)	(596)	(596)
Accumulated other comprehensive loss	—	—
Accumulated deficit	(217,771)	(217,771)
Total stockholders’ (deficit) equity	(3,852)	3,004
Total capitalization	$(1,363)	$5,493

(1)	The information discussed above is illustrative only and will change based on the actual conversion price and other terms of this offering determined at pricing.

The information set forth above is based on 8,927,830 shares of common stock and 191,474 shares of our Series A convertible preferred stock outstanding as of March 31, 2017, and excludes as of that date:

•	1,560,997 shares of our common stock issuable upon the exercise of options outstanding as of March 31, 2017, having a weighted-average exercise price of $3.70 per share;
•	174,270 shares of our common stock issuable upon the vesting of restricted stock unit awards outstanding as of March 31, 2017;
•	an aggregate of 343,378 shares of common stock reserved for future issuance as of March 31, 2017, under our equity incentive plans; and
•	shares of common stock pursuant to options we are obligated to grant to Mr. Nikolchev, our chief executive officer, under his employment agreement with us to keep his percentage beneficial ownership in Dextera Surgical at the same level in the event of equity financings, up through $30 million of equity financings.

DESCRIPTION OF SECURITIES

As of the date of this prospectus, our authorized capital stock consists of 125,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Of the shares of preferred stock, 250,000 shares have been designated as Series A convertible preferred stock.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our amended and restated certificate of incorporation and our amended and restated bylaws, see “Where You Can Find More Information.”

Common Stock

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. As a result, the holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock that we may designate and issue in the future, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event we liquidate, dissolve or wind up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock that we may designate and issue in the future. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of common stock are, and the shares of common stock offered under this prospectus and applicable prospectus supplements will be, fully paid and nonassessable.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations and restrictions on those shares. Our board of directors may also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deterring or preventing a change in control and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock.

Series A Convertible Preferred Stock

Of the 5,000,000 shares of preferred stock authorized by our amended and restated certificate of incorporation, our board has designated 250,000 shares to be Series A convertible preferred stock. Our Series A convertible preferred stock does not have any right to receive dividends, other than cash dividends on an as-if-converted basis to common stock in the event that cash dividends are declared on our common stock. Upon our liquidation, dissolution or winding-up, the assets of the company available for distribution to our stockholders shall be distributed pari passu among the holders of the shares of our Series A convertible preferred stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock. Our Series A convertible preferred stock has no voting rights; provided, however, that so long as any shares of our Series A convertible preferred stock remain outstanding, we shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of our Series A convertible preferred stock, (a) alter or change adversely the powers, preferences or rights given to the Series A convertible preferred stock, or (b) enter into any agreement with respect to any of the foregoing. Each share of Series A convertible preferred stock was initially convertible at the option of the holder thereof into 100 shares of our common stock, and is now convertible at the option of the holder thereof into 10 shares of our common stock as a result of our reverse stock split which occurred in February 2016, as may be further adjusted for stock dividends, splits and the like. Notwithstanding the foregoing, our Series A convertible preferred stock shall not be convertible into common stock, to the extent that, after giving effect to such attempted conversion by a holder, such holder (together with such holder’s affiliates and any other person whose beneficial ownership of common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the SEC, including any “group” of which the holder is a member) would beneficially own a number of shares of common stock greater than 9.98% of our outstanding common stock immediately after giving effect to the issuance of shares of common stock pursuant to such conversion, unless the holder has given us notice, at least 61 days prior to the conversion, of the intent of the holder to convert the shares of Series A convertible preferred stock into shares of our common stock in excess of this among.

The purpose of issuing our Series A convertible preferred stock was to enable the stockholder to have the same economic benefit as it would have if it were to hold the underlying common stock into which it is convertible, without becoming subject to the reporting obligations and other provisions of Section 16 of the Exchange Act.

Series B Convertible Preferred Stock We Are Offering In This Offering.

Our Board will designate 8,000 shares of preferred stock as Series B convertible preferred stock, $0.001 par value. As of the date of this prospectus, there were no shares of Series B convertible preferred stock outstanding.

The following is a summary of the material terms of our Series B convertible preferred stock. For more information, please refer to the certificate of designation of preferences, rights and limitations of Series B convertible preferred stock filed as an exhibit to the registration statement of which this prospectus is a part.

Liquidation.  Upon our liquidation, dissolution or winding-up, the assets of the company available for distribution to our stockholders shall be distributed pari passu among the holders of the shares of our Series A convertible preferred stock, Series B convertible preferred stock and common stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to common stock.

Dividends.  Holders of the Series B convertible preferred stock will be entitled to receive dividends equal (on an “as converted to common stock” basis) to and in the same form as dividends actually paid on shares of our common stock when, as and if such dividends are paid on shares of our common stock. No other dividends will be paid on shares of Series B convertible preferred stock.

Conversion.  Each share of Series B convertible preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by dividing $1,000 by the conversion price of $ (subject to adjustment described below). This right to convert is limited by the beneficial ownership limitation described below.

Forced Conversion.  Subject to certain ownership limitations as described below and certain equity conditions being met, until such time that during any 20 of 30 consecutive trading days, the volume weighted average price of our common stock exceeds 300% of the initial conversion price and the daily dollar trading volume during such 30 day period exceeds $350,000 per trading day, we shall have the right to force the conversion of the Series B convertible preferred stock into common stock.

Beneficial Ownership Limitation.  A holder shall have no right to convert any portion of Series B convertible preferred stock, to the extent that, after giving effect to such conversion, such holder, together with such holder's affiliates, and any persons acting as a group together with such holder or any such affiliate, would beneficially own in excess of 4.99% (or, at the election of a holder prior to issuance of any shares of preferred stock, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon such conversion (subject to the right of the holder to increase or decrease such beneficial ownership limitation, provided that any increase shall not be effective until 61 days following notice to us and provided that such limitation can never exceed 9.99% and such 61 day period cannot be waived). Beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Holders of Series B convertible preferred stock who are subject to such beneficial ownership limitation are and will remain responsible for ensuring their own compliance with Regulation 13D-G promulgated under the Securities Exchange Act of 1934, as amended, consistent with their individual facts and circumstances. In addition, pursuant to Rule 13d-3(d)(1)(i) promulgated under the Securities Exchange Act of 1934, as amended, any person who acquires Series B convertible preferred stock with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying common stock.

Conversion Price Adjustment

In the event that, prior to September 30, 2018, we (a) repay any outstanding principal on our $4.0 million secured note with Century Medical, Inc., or the Century Note, in excess of $500,000 in the aggregate, (b) we have a final, non-appealable judgment entered against us with respect to the repayment the Century Note, or (c) we enter into any settlement agreement or amendment with regard to the repayment of the Century Note in amount in excess of $500,000 in the aggregate, then the conversion price of the Series B convertible preferred stock will be reduced to the lesser of (x) the then conversion price, as adjusted and taking into consideration any prior resets, or (y) the lesser of (i) 75% of the average of the five (5) volume weighted average prices (VWAPs) of our common stock for the five trading days immediately prior to each such event and (b) 75% of the average of the five VWAPs for the five trading days immediately following each such event.

Subsequent Equity Sales.  The Series B convertible preferred stock has full ratchet price based anti-dilution protection, subject to customary carve outs, in the event of a down-round financing at a price per share below the conversion price of the Series B convertible preferred stock. If during any 20 of 30 consecutive trading days the volume weighted average price of our common stock exceeds 300% of the initial conversion price of the Series B convertible preferred stock and the daily dollar trading volume for each trading day during such 30 day period exceeds $350,000, the anti-dilution protection in the Series B convertible preferred stock will expire and cease to apply.

Stock Dividends and Stock Splits.  If we pay a stock dividend or otherwise make a distribution payable in shares of common stock on shares of common stock or any other common stock equivalents, subdivide or combine outstanding common stock, or reclassify common stock, the conversion price will be adjusted by multiplying the then conversion price by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately before such event, and the denominator of which shall be the number of shares outstanding immediately after such event.

Fundamental Transaction.  If we effect a fundamental transaction in which we are the surviving entity, then upon any subsequent conversion of Series B convertible preferred stock, the holder thereof shall have the right to receive, for each share of common stock that would have been issuable upon such conversion immediately prior to the occurrence of such fundamental transaction, the number of shares of our common stock and any additional consideration receivable as a result of such fundamental transaction by a holder of the number of shares of common stock into which Series B convertible preferred stock is convertible immediately prior to such fundamental transaction. If we effect a fundamental transaction in which we are not the surviving entity or a reverse merger in which we are the surviving entity, then the surviving entity shall purchase the outstanding Series B convertible preferred stock by paying and issuing, in the event that such consideration given to common stockholders is non-cash consideration, as the case may be, to such holder (or canceling such holder's outstanding Series B convertible preferred stock and converting it into the right to receive) an amount equal to the greater of (i) the cash consideration plus the non-cash consideration (in the form issuable to the holders of common stock) per share of the common stock in the fundamental transaction multiplied by the number of conversion shares underlying the shares of Series B convertible preferred stock held by the holder on date of the consummation of the fundamental transaction or (ii) 130% of the stated value of the Series B convertible preferred stock then outstanding on the date immediately prior to the consummation of the fundamental transaction. Such amount shall be paid in the same form and mix (be it securities, cash or property, or any combination of the foregoing) as the consideration received by the common stock in such fundamental transaction. A fundamental transaction means: (i) our merger or consolidation with or into another entity, (ii) any sale or other disposition of all or substantially all of our assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer allowing holders of our common stock to tender or exchange their shares for cash, property or securities, and has been accepted by the holders of 50% or more of the outstanding common stock (iv) any reclassification of our common stock or any compulsory share exchange by which common stock is effectively converted into or exchanged for other securities, cash or property, or (v) consummation of a stock or share purchase agreement or other business combination with another person whereby such other person acquires more than 50% of the outstanding shares of common stock.

Voting Rights, etc.  Except as otherwise provided in the Series B convertible preferred stock certificate of designation or required by law, the Series B convertible preferred stock has no voting rights. However, as long as any shares of Series B convertible preferred stock are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B convertible preferred stock, alter or change adversely the powers, preferences or rights given to the Series B convertible preferred stock, amend its certificate of designation, amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders, increase the number of authorized shares of Series B convertible preferred stock, authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to, or otherwise pari passu with, the Series B convertible preferred stock or enter into any agreement with respect to any of the foregoing. The Series B convertible preferred stock certificate of designation provides that if any party commences an action or proceeding to enforce any provisions of the certificate of designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This provision may, under certain circumstances, be inconsistent with federal securities laws and Delaware general corporation law.

Fractional Shares.  No fractional shares of common stock will be issued upon conversion of Series B convertible preferred stock. Rather, we shall, at our election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the conversion price or round up to the next whole share.

The Series B convertible preferred stock will be issued in book-entry form pursuant to a transfer agency agreement between us and Computershare Trust Company, N.A., as transfer agent, and shall initially be represented by one or more global certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. There is no established public trading market for the Series B convertible preferred stock and we do not expect a market to develop. We do not plan on applying to list the Series B convertible preferred stock on The NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

Stock Options and Restricted Stock Unit Awards

As of March 31, 2017, there were 1,560,997 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted-average exercise price of $3.70 per share, and 174,270 shares of our common stock issuable upon the vesting of outstanding restricted stock unit awards. As of March 31, 2017, an aggregate of 343,378 shares of our common stock were reserved for future issuance under our 2016 Equity Incentive Plan, and no shares of our common stock were reserved for future issuance under our Inducement Plan.

In addition, the employment agreement with Mr. Nikolchev provides that he will receive additional stock options in the event of future equity financings (including this offering) to keep his percentage beneficial ownership in Dextera Surgical at the same level up through $30 million of equity financings.

Warrants

As of March 31, 2017, we had no warrants to purchase our capital stock outstanding.

Warrants We Are Offering In This Offering

The material terms and provisions of the warrants we are offering pursuant to this prospectus, or Warrants, are summarized below. This summary of some provisions of the Warrants is not complete. For the complete terms of the Warrants, you should refer to the form of Warrant filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to a warrants agency agreement between us and Computershare, as warrant agent, the Warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Each share of Series B convertible preferred stock will be issued with: (a) the number of Warrants equal to 100% of the number of shares of our common stock initially issuable upon conversion of the share of Series B convertible preferred stock, which will be immediately exercisable and expire on the fifth anniversary of the date of issuance (the “Series 1 Warrants”), and (b) the number of Warrants equal to 50% of the number of shares of our common stock initially issuable upon conversion of the share of Series B convertible preferred stock, which will be immediately exercisable and expire on the first anniversary of the date of issuance (the “Series 2 Warrants”). Each whole Warrant is exercisable to purchase one share of our common stock at an exercise price of $     per share at any time prior to expiration. The Warrants issued in this offering will each be governed by the terms of a global warrant certificate deposited with DTC. The holder of a warrant will not be deemed a holder of our underlying common stock until the Warrant is exercised, except as set forth in the Warrant.

Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99% (or, at the election of the holder prior to issuance of any warrants, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise, or Beneficial Ownership Limitation; provided, however, that upon notice to us, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99% and any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after notice of such increase from the holder to us.

The exercise price and the number of shares issuable upon exercise of the Warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. The holders of Warrants must pay the exercise price in cash upon exercise of the Warrants, unless such holders are utilizing the cashless exercise provision of the Warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part, effective when the Warrants are exercised.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of the outstanding shares of our common stock, then following such event, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Warrants.

In the event of a fundamental transaction, other than one in which a successor entity that is a publicly traded corporation whose stock is quoted or listed on a trading market assumes the Warrant such that the Warrant shall be exercisable for the publicly traded common stock of such successor entity, then the Company or any successor entity will pay at the holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the fundamental transaction, an amount of cash equal to the value of the remaining unexercised portion of the Warrants on the date of consummation of the fundamental transaction as determined in accordance with the Black Scholes option pricing model.

Upon the holder’s exercise of a Warrant, we will issue the shares of our common stock issuable upon exercise of the Warrant within three trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised via the “cashless” exercise provision).

Prior to the exercise of a Warrant, holders of the Warrants will not have any of the rights of holders of our common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Holders of Warrants may exercise the Warrants only if the issuance of the shares of our common stock upon exercise of the Warrants is covered by an effective registration statement, or an exemption from registration is available under the Securities Act and the securities laws of the state in which the holder resides. We intend to use commercially reasonable efforts to have the registration statement of which this prospectus forms a part effective when the Warrants are exercised. The holders of Warrants must pay the exercise price in cash upon exercise of the Warrants unless there is not an effective registration statement or, if required, there is not an effective state law registration or exemption covering the issuance of the shares of our common stock underlying the Warrants (in which case, the Warrants may only be exercised via a “cashless” exercise provision).

We do not intend to apply for listing of the Warrants on any securities exchange or other trading system.

Delaware Anti-Takeover Law

Delaware Law

We are governed by Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deterring or preventing a change in control.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management, including transactions in which stockholders might receive a premium for their shares or transactions that stockholders might otherwise deem to be in their best interests. As a result, these provisions could adversely affect the price of our common stock. These provisions include the following:

•	our amended and restated certificate of incorporation provides that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent, which may make it more difficult for stockholders to take action quickly;
•	our amended and restated bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing satisfying specified content requirements;
•	our amended and restated certificate of incorporation provides that all vacancies, including any newly created directorships, may be filled, except as otherwise required by law, by the affirmative vote of a majority of our directors then in office, even if less than a quorum;
•	our amended and restated certificate of incorporation provides that our board of directors may fix the number of directors by resolution;

•	our amended and restated certificate of incorporation does not provide for cumulative voting for our directors, the absence of which may make it more difficult for stockholders owning less than a majority of our stock to elect any directors to our board;
•	the provisions within our amended and restated certificate of incorporation relating to the corporate actions described above may be amended only with the approval of 66 2/3% of our outstanding voting stock, and our amended and restated bylaws may be amended either by the board of directors or by the approval of 66 2/3% of our outstanding voting stock; and
•	our board of directors can issue up to 5,000,000 shares of preferred stock, with any rights or preferences, including the right to approve or not approve an acquisition or other change in control, without stockholder approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 1, 2017, by:

•	each of our directors and nominees;
•	each of our executive officers named in the Summary Compensation Table in our proxy statement;
•	all of our executive officers and directors as a group; and
•	all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or Greater Stockholders:
Entities and Persons Affiliated with Broadfin Capital LLC(2)	898,053	10.06
Camber Capital Management LLC and related person(3)	896,925	9.98
PRIMECAP Management Company(4)	600,450	6.73
Named Executive Officers and Directors:
Julian N. Nikolchev(5)	191,027	2.10
Bernard A. Hausen, M.D., Ph.D.	82,049		*
Thomas Palermo(6)	73,493		*
Robert Y. Newell(7)	71,498		*
Liam J. Burns(8)	67,083		*
Gregory D. Casciaro(9)	26,557		*
R. Michael Kleine(10)	26,557		*
Samuel E. Navarro(11)	26,557		*
Michael A. Bates(12)	121,250	1.35
Thomas A. Afzal(13)	30,000		*
All executive officers and directors as a group (9 persons)(14)	634,022	6.73

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D, 13G and 13F filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 8,927,830 shares outstanding on March 1, 2017, adjusted as required by rules promulgated by the SEC.
(2)	Based on a Schedule 13G filed with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016: each of Broadfin Healthcare Master Fund, Ltd., Broadfin Capital, LLC, and Kevin Kotler have shared voting and investment power over these shares. Does not include shares issuable upon conversion of 98,752 shares of Series A convertible preferred stock held by Broadfin Capital, LLC. Each share of Series A convertible preferred stock is convertible into 10 shares of common stock at the option of the holder, provided that the holder will be prohibited from converting if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of common stock then issued and outstanding, unless the holder gives us at least 61 days prior notice of an intent to so convert. The address of the principal office of each of Broadfin Healthcare Master Fund, Ltd. is 20 Genesis Close, Ansbacher House, Second Floor, P.O. Box 1344, Grand Cayman KY1-1108, Cayman Islands. The address of the principal office of each of Broadfin Capital, LLC and Mr. Kotler is 300 Park Avenue, 25th Floor, New York, New York 10022.

(3)	Based on a Schedule 13G filed with the SEC on April 25, 2014, reporting beneficial ownership as of April 16, 2014. Each of Camber Capital Management LLC and Stephen Dubois has shared voting and investment power over these shares. Includes 59,440 shares issuable upon conversion of 5,944 of the 92,722 shares of Series A convertible preferred stock held by Camber Capital Management LLC. Only the 53,513 shares may currently be issued due to a limitation on conversion. Each share of Series A convertible preferred stock is convertible into 10 shares of common stock at the option of the holder, provided that the holder will be prohibited from converting if, as a result of such conversion, the holder, together with its affiliates, would own more than 9.98% of the total number of shares of common stock then issued and outstanding, unless the holder gives us at least 61 days prior notice of an intent to so convert. The address of Camber Capital Management LLC and Mr. Dubois is 101 Huntington Avenue Suite 2550, Boston, MA 02199.
(4)	Based on a Schedule 13G/A filed with the SEC on February 9, 2017, reporting beneficial ownership as of December 31, 2016, PRIMECAP Management Company has sole voting power over 530,650 of these shares, and sole investment power over all of these shares. The address of PRIMECAP Management Company is 225 South Lake Ave., Suite 400, Pasadena, CA 91101.
(5)	Includes 183,417 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(6)	Includes 57,743 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(7)	Includes 42,499 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017, and 8,335 restricted stock units that will be vested within 60 days from March 1, 2017.
(8)	Includes 58,749 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017, and 1,668 restricted stock units that will be vested within 60 days from March 1, 2017.
(9)	Consists solely of 26,557 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(10)	Consists solely of 26,557 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(11)	Consists solely of 26,557 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(12)	Includes 31,250 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(13)	Consists solely of 30,000 shares subject to stock options that are exercisable for common stock within 60 days from March 1, 2017.
(14)	Includes shares described in footnotes 5 through 13 above.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Series B convertible preferred stock, the warrants to acquire our common stock, and the shares of our common stock issuable upon conversion of our Series B convertible preferred stock and upon exercise of the warrants (collectively referred to as our “securities”) acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income taxation, does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or the Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our securities pursuant to this offering should consult their own tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of our securities in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of our securities that is neither a U.S. Holder, nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our securities that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the U.S., (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock or Series B convertible preferred stock to a Non-U.S. Holder of such stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the U.S.) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock or Series B convertible preferred stock, if any, exceed our current and accumulated earnings and profits, they will first reduce the Non-U.S. Holder’s adjusted basis in such stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of such stock as described in the next section.

Distributions on our common stock and Series B convertible preferred stock may also be subject to the discussion of backup withholding and withholding on foreign accounts, below.

Gain on Disposition of Our Securities

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our securities unless (a) the gain is effectively connected with a trade or business of such holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the U.S.), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a U.S. real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. Even if we are treated as a U.S. real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market. Dispositions by a Non-U.S. Holder of our Series B convertible preferred stock and our warrants (that are not expected to be regularly traded on an established securities market) may also be eligible for an exemption from withholding even if we are treated as a U.S. real property holding corporation, if on the date such Series B convertible preferred stock and/or warrants were acquired by such Non-U.S. Holder such holdings had a fair market value no greater than the fair market value on that date of five percent of our regularly-traded common stock, provided that, if a Non-U.S. Holder holding our not-regularly-traded Series B convertible preferred stock and warrants subsequently acquires additional such securities, then such interests would be aggregated and valued as of the date of the subsequent acquisition to apply this five percent limitation. Non-U.S. Holders should consult their tax advisors.

If you are a Non-U.S. Holder described in (a) above, you will be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.).

Exercise of Warrants and Conversion of Series B Convertible Preferred Stock

A Non-U.S. Holder’s exercise of a warrant or conversion of Series B convertible preferred stock generally will not result in recognition of gain or loss by such Non-U.S. Holder for U.S. federal income tax purposes. The Non-U.S. Holder’s basis in the common stock acquired upon conversion of Series B convertible preferred stock into common stock would equal the basis of the Series B convertible preferred stock converted, and the Non-U.S. Holder’s basis in common stock acquired upon exercise of the warrant would equal the warrant exercise price plus the Non-U.S. Holder’s basis in the warrant. A Non-U.S. Holder’s holding period for shares of our common stock received on conversion of Series B convertible preferred stock will include the period during which the Non-U.S. Holder held such Series B convertible preferred stock. A Non-U.S. Holder’s holding period for shares of our common stock received on exercise of a warrant will begin the day after the date of such exercise. Non-U.S. Holders should consult their own tax advisors for any U.S. federal income tax consequences applicable to them under their particular circumstances.

Section 871(m)

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under U.S. Treasury regulations promulgated under Section 871(m), certain payments or deemed payments to non-U.S. holders with respect to certain equity-linked instruments (“specified ELIs”) that reference U.S. stocks may be treated as dividend equivalents (“dividend equivalents”) that are subject to U.S. withholding tax at a rate of 30% (or lower treaty rate). Under these regulations, withholding may be required even in the absence of any actual dividend related payment or adjustment made pursuant to the terms of the instrument.

The regulations as originally adopted were to be effective for all covered contracts and instruments issued on or after January 1, 2017. In December 2016, the IRS and Treasury issued guidance which granted temporary transitional relief from the requirements of the regulations in certain circumstances and announced prospective changes to the regulations. Under such guidance Section 871(m) will apply to “delta-one” transactions only for 2017. The application of 871(m) to non-delta-one transactions is delayed and 871(m) will apply only to non-delta one transactions issued on or after January 1, 2018. A “delta one” instrument is one in which the ratio of the change in the fair market value of the instrument to the change in the fair market value of the property referenced by the contract is equal to 1.00. We do not believe that the warrants or the Series B convertible preferred stock are delta one instruments. Accordingly, Non-U.S. Holders of the warrants and the Series B convertible preferred stock should not be subject to tax under Section 871(m). However, it is possible that 871(m) withholding tax could apply to the warrants and/or the Series B convertible preferred stock under these rules in the future if either the warrants or the Series B convertible preferred stock were amended and thereby deemed reissued after January 1, 2018 or the 871(m) regulations when further amended are broader in scope than is anticipated under the current IRS and Treasury guidance. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-U.S. Holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the warrants or the Series B convertible preferred stock.

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock and/or our Series B convertible preferred stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or IRS Form 10-8BEN-E or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our securities effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the U.S. through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credited against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends on and the gross proceeds of a disposition of our common stock or our Series B convertible preferred stock paid to a foreign financial institution (as specifically defined by applicable rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends on and the gross proceeds of a disposition of our common stock or our Series B convertible preferred stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in the warrants.

These withholding provisions currently apply to dividends on our common stock or our Series B convertible preferred stock and will generally apply to payments of gross proceeds from a sale or other disposition of our common stock or our Series B convertible preferred stock on or after January 1, 2019.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR SECURITIES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

We have entered into an underwriting agreement dated May   , 2017, with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters (the “representative”) named below and the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriter	Fixed Combinations of a Preferred Share and Warrants
Ladenburg Thalmann & Co. Inc.
Craig-Hallum Capital Group LLC
Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the securities directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $     per fixed combination of a preferred share, Series 1 warrants and Series 2 warrants. The underwriters may allow and these selected dealers may re-allow a concession of not more than $     per fixed combination of a preferred share, Series 1 warrants and Series 2 warrants.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the fixed combinations, or the shares of preferred stock and warrants included in the fixed combinations, in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us for this offering.

	Per Share of Series B Convertible Preferred Stock and Accompanying Warrants	Total
Public offering price	$	$
Underwriting discount to be paid to the underwriters by us (9%)
Proceeds to us (before expenses)

We estimate the total expenses payable by us for this offering to be approximately $1,250,200 which amount includes (i) the underwriting discount of $826,200, (ii) reimbursement of the accountable expenses of the representative equal to $90,000 including the legal fees of the representative being paid by us, and (iii) other estimated company expenses of approximately $334,000 which includes legal accounting printing costs and various fees associated with the registration and listing of our shares.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Determination of Offering Price

Our Common stock is currently traded on the Nasdaq Capital Market under the symbol “DXTR.” On May 9, 2017, the closing price of our common stock was $0.61 per share. We do not intend to apply for listing of the warrants or the Series B convertible preferred stock on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters among the factors considered in determining the public offering price of the shares were:

•	our history and our prospects;
•	the industry in which we operate;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of Series B convertible preferred stock sold in this offering or the underlying common stock. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock issuable upon conversion of the Series B convertible preferred stock sold in this offering can be resold at or above the conversion price.

Lock-up Agreements

Our officers and directors have agreed with the representative to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing plans, and we will be able to issue securities to B. Braun or an affiliate thereof if B. Braun enters into a lock-up agreement similar to the ones entered into by our directors and executive officers. The lock-up period is subject to an additional extension to accommodate for our reports of financial results or material news releases. The representative may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Other Relationships

Upon completion of this offering, we have granted the representative a right of first refusal to act as sole bookrunner or exclusive placement agent in connection with any subsequent public or private offering of equity securities or other capital markets financing by us. This right of first refusal extends for 12 months from the closing date of this offering. The terms of any such engagement of the representative will be determined by separate agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock;

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.
•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we, nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act or to contribute to payments that the underwriters may be required to make for these liabilities.

LEGAL MATTERS

Cooley LLP, Palo Alto, California, will pass upon the validity of the shares of common stock offered hereby. The underwriters are being represented by Ellenoff Grossman & Schole LLP, New York, New York, in connection with the offering.

EXPERTS

The consolidated financial statements as of June 30, 2016, and for each of the three years in the period ended June 30, 2016, incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding Dextera Surgical’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus are part of a registration statement on Form S-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Dextera Surgical. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at www.dexterasurgical.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 000-51772):

•	our Annual Report on Form 10-K, for the year ended June 30, 2016, filed with the SEC on October 12, 2016;
•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, from our definitive proxy statement on Schedule 14A which was filed on October 19, 2016;
•	our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2016, filed with the SEC on November 10, 2016;
•	our Quarterly Report on Form 10-Q, for the quarter ended December 31, 2016, filed with the SEC on February 10, 2017;
•	our Quarterly Report on Form 10-Q, for the quarter ended March 31, 2017, filed with the SEC on May 10, 2017;
•	our Current Reports on Form 8-K filed with the SEC on September 22, 2016, November 28, 2016, and February 17, 2017; and

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 2, 2006, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements. We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Dextera Surgical Inc.
Attn: Chief Financial Officer
900 Saginaw Drive
Redwood City, California 94063
(650) 364-9975

8,000 Shares of

Series B Convertible Preferred Stock

Warrants to purchase 19,672,131 Shares of Common Stock

PROSPECTUS

            , 2017

Ladenburg Thalmann

Craig-Hallum Capital Group

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discount, payable by us in connection with the sale and distribution of our common stock being registered. All amounts are estimates except for the SEC registration fee, the FINRA filing fee, and the listing fee of The NASDAQ Capital Market.

SEC registration fee	$2,664
FINRA filing fee	2,457
The NASDAQ Capital Market listing fee	30,000
Legal fees and expenses	265,000
Accounting fees and expenses	75,000
Printing and engraving expenses	8,500
Transfer agent and registrar fees and expenses	7,000
Blue sky fees and expenses	4,000
Miscellaneous fees and expenses	29,379
Total	$424,000

*	To be completed by amendment.

Item 14. Indemnification of directors and officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

In an underwriting agreement we will enter into in connection with the sale of our common stock being registered hereby, or the Underwriting Agreement, the underwriters will agree to indemnify, under certain circumstances, us, our officers, our directors, and our controlling persons within the meaning of the Securities Act, against certain liabilities.

II-1

Item 15. Recent sales of unregistered securities

There have been no sales of unregistered securities during the last three years:

Item 16. Exhibits and financial statement schedules

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b) Financial Statements Schedules

No financial statement schedules are provided, because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	It will deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on May 10, 2017.

DEXTERA SURGICAL INC.

By:	/s/ Julian Nikolchev Julian Nikolchev President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Julian Nikolchev Julian Nikolchev	President, Chief Executive Officer and Director (Principal Executive Officer)	May 10, 2017
/s/ Robert Y. Newell Robert Y. Newell	Chief Financial Officer (Principal Financial and Accounting Officer)	May 10, 2017
* Michael A. Bates	Director	May 10, 2017
* Thomas A. Afzal	Director	May 10, 2017
* Gregory D. Casciaro	Director	May 10, 2017
* R. Michael Klein	Director	May 10, 2017
* Samuel E. Navarro	Director	May 10, 2017

*By: /s/ Julian Nikolchev Attorney-in-Fact

EXHIBIT INDEX

INDEX TO EXHIBITS

		Incorporation by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit/ Appendix Reference	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement					X
3.1	Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	S-1	333-129497	3.2	01/13/2006
3.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	10-Q	000-51772	3.3	11/15/2010
3.3	Certificate of Correction of Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	8-K	000-51772	3.2	11/16/2010
3.4	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	8-K	000-51772	3.1	11/19/2012
3.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	8-K	000-51772	3.1	11/15/2013
3.6	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	8-K	333-194039	3.1	02/17/2016
3.7	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Dextera Surgical Inc.	8-K	333-194039	3.1	06/21/2016
3.8	Certificate of Designations of Series A Preferred Stock.	S-1	333-194039	3.6	04/14/2014
3.9	Bylaws of the Registrant as currently in effect.	8-K	000-51772	3.2	08/19/2008
4.1	Specimen Common Stock certificate of the Registrant.	S-1	333-129497	3.5	02/01/2006
4.2	Form of Certificate of Designation of Series B Convertible Preferred Stock					X
4.3	Form of Warrant to Purchase Shares of Common Stock					X
5.1	Opinion of Cooley LLP					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Cooley LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on signature page).

*	To be filed by amendment.